WO=ROC12:90899


                        CREDIT AGREEMENT

                 dated as of September 29, 1995

                             among

                      GLEASON CORPORATION

                       THE GLEASON WORKS

          GLEASON INTERNATIONAL MARKETING CORPORATION

            HURTH MASCHINEN UND WERKZEUGE NACHF.GMBH

                GLEASON WORKS (HOLDINGS) LIMITED

                     GLEASON WORKS LIMITED

                              and

                GLEASON WORKS ACQUISITION CORP.

                         as "Borrowers"

                              with

                 THE CHASE MANHATTAN BANK, N.A.

                              and

                            NBD BANK

                          as "Lenders"

                              and

                 THE CHASE MANHATTAN BANK, N.A.

                           as "Agent"
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                       TABLE OF CONTENTS

                                                                       Page


PART 1.   DEFINITIONS                                                     1

PART 2.   REVOLVING CREDIT LOANS                                         13
          2.1  The Commitment.                                           13
          2.2  The Revolving Credit Notes and Foreign Currency Notes     15
          2.3  Borrowing Procedure                                       15
          2.4  Interest                                                  16
          2.5  Maturity of Revolving Credit Loans and Foreign
                  Currency Loans                                         18
          2.6  Application of Payments                                   18
          2.7  Fees                                                      18
          2.8  Prepayment                                                19
          2.9  Reduction or Termination of Commitment                    19
          2.10 Additional Costs                                          19
          2.11 HLT Classification                                        20
          2.12 Limitation on Types of Loans                              21
          2.13 Illegality                                                21
          2.14 Compensation                                              21
          2.15 Survival                                                  22

PART 3.   TERM LOANS                                                     22
          3.1  Term Loans                                                22
          3.2  Number of Term Loans                                      23
          3.3  Maximum Conversion                                        23
          3.4  Minimum Amount of Term Note                               23
          3.5  Terms of Repayment                                        23
          3.6  Interest                                                  23
          3.7  Application of Payments                                   24
          3.8  Prepayments                                               24

PART 4.   PAYMENT; LATE PAYMENT CHARGES; POST-DEFAULT RATE
          OF INTEREST                                                    25
          4.1  Payments                                                  25
          4.2  Late Payments                                             25
          4.3  Post-Default Rate of Interest                             26
          4.4  Certain Notices                                           26

PART 5.   CONDITIONS PRECEDENT                                           27
          5.1  Representations and Warranties                            27
          5.2  Execution and Delivery of Documents
                 and Opinion of Counsel                                  27


PART 6.   REPRESENTATIONS AND WARRANTIES                                 27
          6.1  Existence, Ownership and Legal Power                      27
          6.2  Right to Act                                              28
          6.3  Approval by Necessary Organizational Action               28
          6.4  Financial Statements                                      29
          6.5  Litigation; Regulatory Compliance                         29
          6.6  ERISA Compliance                                          30
          6.7  Title and Freedom from Liens                              30
          6.8  Absence of Default                                        31
          6.9  Taxes                                                     31
          6.10 Existing Debts                                            31
          6.11 Margin Stock                                              31
          6.12 Compliance with Conditions Precedent                      32
          6.13 Interdependent Relationship                               32

PART 7.   COVENANTS                                                      32
          7.1  Punctual Payment                                          32
          7.2  Financial Information                                     32
          7.3  Inspection of Borrowers' Property and Records             34
          7.4  Preservation of Borrower's Existence and Business         34
          7.5  Payment of Debts and Obligations                          34
          7.6  Loans and Guaranties by the Primary Borrower              35
          7.7  Insurance Coverage                                        35
          7.8  Litigation                                                35
          7.9  ERISA Compliance                                          35
          7.10 FLSA Compliance                                           35
          7.11 Compliance with All Laws, Etc.                            35
          7.12 Mergers, Acquisitions, Bulk Sales and Reorganization      36
          7.13 Subsidiaries                                              36
          7.14 Ownership of Securities                                   37
          7.15 Maintenance of Properties                                 37
          7.16 Notice to Lenders and Agent of Default                    37
          7.17 Tangible Net Worth                                        37
          7.18 Liabilities to Tangible Net Worth                         38
          7.19 Working Capital                                           38
          7.20 EBITDA to Funded Indebtedness                             38
          7.21 Interest Coverage                                         38
          7.22 Restrictions on Use of Proceeds                           38
          7.23 Certain Indebtedness to Net Worth                         38
          7.24 Restrictions on Other Borrowings                          38

PART 8.   GUARANTY                                                       39

PART 9.   DEFAULT                                                        41
          9.1  Events of Default                                         41
          9.2  Optional Acceleration                                     44
          9.3  Automatic Acceleration                                    44
          9.4  Acceleration of Other Obligations to Lenders              44

PART 10.  THE AGENT; RELATIONS AMONG LENDERS AND BORROWER                44
          10.1 Appointment, Powers and Immunities of Agent               44
          10.2 Reliance by Agent                                         45
          10.3 Defaults                                                  45
          10.4 Rights of Agent as a Lender                               46
          10.5 Indemnification of Agent                                  46
          10.6 Documents                                                 47
          10.7 Non-Reliance on Agent and Other Lenders                   47
          10.8 Failure of Agent to Act                                   47
          10.9 Resignation or Removal of Agent                           48
          10.10 Amendments Concerning Agency Function                    48
          10.11 Liability of Agent                                       48
          10.12 Transfer of Agency Function                              48
          10.13 Non-Receipt of Funds by the Agent                        49
          10.14 Withholding Taxes                                        49
          10.15 Several Obligations and Rights of Lenders                49
          10.16 Pro Rata Treatment of Loans, Etc.                        50
          10.17 Sharing of Payments Among Lenders                        50

PART 11.  MISCELLANEOUS                                                  50
          11.1  Amendments and Waivers                                   50
          11.2  Usury                                                    51
          11.3  Expenses                                                 51
          11.4  Survival                                                 52
          11.5  Assignment; Participations                               52
          11.6  Notices                                                  53
          11.7  Setoff                                                   53
          11.8  Table of Contents; Headings                              53
          11.9  Severability                                             53
          11.10 Counterparts                                             54
          11.11 Governing Law                                            54
          11.12 Headings                                                 54
          11.13 Interpretation                                           54
          11.14 Jurisdiction; Immunities; Agent for
                     Service of Process                                  54
          11.15 Enforcement of Judgments                                 55

Exhibits

     Exhibit A-1 -- Revolving Credit Note
     Exhibit A-2 -- Foreign Currency Note -- Deutsch Mark
     Exhibit A-3 -- Foreign Currency Note -- Italian Lire
     Exhibit A-4 -- Foreign Currency Note -- Sterling
     Exhibit B   -- Term Note
     Exhibit C-1 -- Notice of Borrowing -- Domestic
     Exhibit C-2 -- Notice of Borrowing -- Foreign Currency Loan
     Exhibit D   -- Notice of Conversion to Term Loan
     Exhibit E   -- Notice of Conversion of Interest Rate
     Exhibit F   -- List of Officers and Employees
                    Authorized to  Request Advances


Schedules

     Schedule A -   List of Closing Documents
     Schedule B -   List of Subsidiaries
     Schedule C -   Liens and Encumbrances
     Schedule D -   Existing Indebtedness

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                        CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of September 29, 1995, is among GLEASON CORPORATION, a Delaware corporation with its principal office located at 1000 University Avenue, Rochester, Monroe County, New York 14692 (the "Primary Borrower"), THE GLEASON WORKS, a New York corporation with its principal office located at 1000 University Avenue, Rochester, Monroe County, New York 14692, GLEASON INTERNATIONAL MARKETING CORPORATION, a Delaware corporation with its principal office located at 1000 University Avenue, Rochester, New York 14692 (an "Affiliate Borrower"), HURTH MASCHINEN UND WERKZEUGE NACHF.GMBH, a corporation organized under the laws of the Federal Republic of Germany with its principal office located in Munich, Germany (an "Affiliate Borrower"), GLEASON WORKS (HOLDINGS) LIMITED, a corporation organized under the laws of the United Kingdom with its principal office located in Plymouth, England (an "Affiliate Borrower"), GLEASON WORKS LIMITED, a corporation organized under the laws of the United Kingdom with its principal office located in Plymouth, England (an "Affiliate Borrower"), and GLEASON WORKS ACQUISITION CORP., a Delaware corporation with its principal office located at 1000 University Avenue, Rochester, New York 14692 (an "Affiliate Borrower") (the Primary Borrower and the Affiliate Borrowers being hereinafter collectively referred to as the "Borrowers") and THE CHASE MANHATTAN BANK, N.A., a national banking association with its principal office located at One Chase Plaza, New York, New York, 10081 and having a regional office at One Chase Square, Rochester, New York 14643 (a "Lender"), NBD BANK, a Michigan banking corporation with its principal office located at 611 Woodward Avenue, Detroit, Wayne County, Michigan 48226 (a "Lender") and THE CHASE MANHATTAN BANK, N.A., as agent for the Lenders (in such capacity, the "Agent").

     Lenders, Borrowers and Agent hereby agree as follows:

PART 1.   DEFINITIONS

     As used in this Agreement, the following words and terms have the following meanings (all terms defined in this Part 1 or in other provisions of this Credit Agreement in the singular to have the same meanings when used in the plural and vice versa):

          "Agreement" means this Credit Agreement and all amendments, modifications and supplements hereto.

          "Applicable Exchange Rate" means, at any given time that it is used in a computation under this Agreement, the exchange rate which shall be publicly announced from time to time by a Foreign Currency Lender between U.S. Dollars and a Foreign Currency which corresponds to a Foreign Currency Loan and which was or shall be in effect as of the later of: (i) the last business day of the preceding calendar month, or (ii) the date on which the Foreign Currency Loan was made; provided further that if the Facility Obligations equal or exceed ninety percent (90%) of the Commitment, the Applicable Exchange Rate shall be such exchange rate in effect as of the last business day of the preceding calendar week (as reported by the Primary Borrower pursuant to Section 7.2(h) hereof).

          "Applicable Margin" means (i) with respect to Fed Funds Rate Loans, one percent (1.00%), and (ii) with respect to Eurodollar Loans, initially four-tenths of one percent (.40%) and after the Primary Borrower shall have delivered its financial reports for the Fiscal Quarter ending September 30, 1995 and in respect of each Fiscal Quarter thereafter, the Applicable Margin shall be that which is set forth below which corresponds with the Pricing Ratio based upon the twelve month period ending on the last day of the preceding Fiscal Quarter for which the Primary Borrower shall have furnished financial reports in accordance with Section 7.2(b) hereof and, if the Applicable Margin changes as a result of such financial reports, effective on the first day of the calendar month following the day on which such financial reports shall have been delivered in accordance with Section 7.2(b), provided further that once reset, the Applicable Margin shall remain in effect for not less than ninety (90) days:

     Pricing Ratio                           Applicable Margin

     Less than or equal to 0.50                    1.00%
     Greater than 0.50 and less than or
     equal to 1.75                                 0.75%
     Greater than 1.75 and less than or
     equal to 2.50                                 0.60%
     Greater than 2.50                             0.40%

PROVIDED FURTHER, however, that the Applicable Margin shall be increased for all outstanding Loans by 1 percent (1%) on and after either: (i) the cancellation of the entire Commitment pursuant to Section 2.9; or (ii) the occurrence of the Expiration Date.

          "Borrowers' Affiliates" means any Subsidiary and any other Person, now existing or formed hereafter, controlled by the Primary Borrower or any partners or shareholders of the Primary Borrower and which is engaged in operations related, directly or indirectly, to the business of the Primary Borrower.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday for commercial banks in the State of New York. When used in connection with Eurodollar Loans, it shall mean any Business Day on which commercial banks are also open for domestic and international business (including dealings in U.S. Dollar deposits) in London, England.

          "Chase" means The Chase Manhattan Bank, N.A.

          "Commitment" means, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans under this Agreement in the aggregate principal amount following, as such amount may be reduced pursuant to 2.9:

                    Chase:                   $20,000,000
                    NBD:                     $20,000,000

                    Total:                   $40,000,000

For the purpose of determining the remaining unused Commitment of each Lender outstanding at any time there shall be deducted from the amount of each Lender's Commitment (a) the amount computed by multiplying such Lender's Pro Rata Commitment by the sum of the amount of the Letter of Credit Exposure plus the aggregate principal amount of all Revolving Credit Loans (not including Foreign Currency Loans), and (b) the aggregate principal amount
of such Lender's Foreign Currency Loans.   For the purposes of
such computation, the amount of all Foreign Currency Loans shall be determined by applying the Applicable Exchange Rate.

          "Consolidated Current Assets" means all assets of the Primary Borrower and any Subsidiaries which should, in accordance with generally accepted accounting principles consistently applied, be classified as current assets, but in any event excluding any assets which are pledged or deposited as security for, or for the purpose of paying, any Indebtedness which is not included in Consolidated Current Liabilities, plus LIFO reserve, minus other current assets.

          "Consolidated Current Liabilities" means all
Indebtedness of the Primary Borrower and any Subsidiaries which should, in accordance with generally accepted accounting principles consistently applied, be classified as current liabilities after eliminating inter-company items.

          "Consolidated Funded Indebtedness" means all Funded Indebtedness of the Primary Borrower and any Subsidiaries after eliminating inter-company items, except that Consolidated Funded Indebtedness shall include any Indebtedness outstanding pursuant to and under any of the Credit Agreements.

          "Consolidated Interest Expense" means, for any period, all interest payable and amortization of debt discount with respect to all Indebtedness, in each case, of the Primary Borrower and any Subsidiaries, determined on a consolidated basis, for such period (after giving effect to the net cost associated with all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, or other financial arrangements designed to protect the Primary Borrower against fluctuations in interest rates).

          "Consolidated Liabilities" means and includes all items which would be included in determining total liabilities of the Primary Borrower and any Subsidiaries in accordance with generally accepted accounting principles consistently applied; provided, however, that for the purposes of this Agreement, "Consolidated Liabilities" excludes all Subordinated Debt but includes without limitation:

          (a) all Indebtedness other than Subordinated Debt, including the Indebtedness evidenced by the Notes and all notes executed and delivered by the Primary Borrower pursuant to any Credit Agreement; and

          (b) all obligations in respect of lease rentals which, under generally accepted accounting principles consistently applied, would be shown in a balance sheet of the obligor as a liability item.

               "Consolidated Net Income" means the net income of the Primary Borrower and any Subsidiaries, after taxes and after extraordinary items (but without giving effect to any gain resulting from the re-appraisal or write-up of any asset unless such gain results from a cash sale of such asset), as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis consistent with the accounting procedures used in preparing the financial statements referred to in Sections 6.4 and 7.2 hereof.

          "Consolidated Net Working Capital" means the amount by which Consolidated Current Assets exceeds Consolidated Current
Liabilities.

          "Consolidated Tangible Net Worth" means the total of shareholders' equity of the Primary Borrower as it appears on the consolidated balance sheet of the Primary Borrower, minus the net carrying value of intangible assets (including, but not limited to, goodwill, organizational expenses, trademarks, tradenames, licenses, patents, capitalized research and development costs), provided, however, that for the purposes of this definition, cumulative translation gains or losses, as determined in accordance with FASB Rule 52 and minimum pension liability adjustments for Borrower's defined benefit and money purchase pension plans as determined in accordance with FASB 87, and identified as such in the Primary Borrower's consolidated financial statements, shall be excluded from the computation of Consolidated Tangible Net Worth.

          "Credit Agreements" means this Agreement and any credit agreement entered into (or amended and restated) by the Primary Borrower on the date hereof with any of the Lenders, as amended hereafter from time to time, or hereafter entered into by the Primary Borrower with a Lender, provided that, if such Lender enters into a credit agreement in substantially the same form and substance as this Agreement, such Lender may enter into the Intercreditor Agreement with the Lenders in respect of such credit agreement.

          "Default" means any event, condition or act which with the giving of notice or lapse of time, or both, would become an Event of Default.

          "Deutshe Mark", "DM" and "DEM" each means the lawful currency of the Federal Republic of Germany.

          "EBITDA" means the sum of the following items measured for each twelve month period ending on the last day of each Fiscal Quarter:

               (i)       net income, plus
               (ii)      depreciation, amortization, and all
                         other non-cash charges to income not
                         affecting working capital, plus
               (iii)     taxes, plus
               (iv)      interest expense, minus
               (v)       extraordinary items.

          "Effective Date" means September 29, 1995.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

          "Eurodollar Base Rate" means with respect to a Eurodollar Loan the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Reference Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such Loan for the offering by the Reference Bank to leading banks in the London interbank market of U.S. Dollar deposits having a term equal to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan made by the Lender to which such Interest Period relates.

          "Eurodollar Loans" means the Loans the interest rates on which are determined on the basis of the Eurodollar Base Rate.

          "Event of Default" means any of the events of default described in Section 9.1 of this Agreement.

          "Expiration Date" means September 29, 1998.

          "Facility Documents" means this Credit Agreement, the
Notes, and the Guaranties.

          "Facility Obligations" means any and all sums now payable or which shall hereafter become payable (including, but not limited to all principal, interest, fees, expenses, expenses of collection and other amounts payable), whether at maturity, by acceleration or otherwise, to the Lenders or the Agent by any of the Borrowers pursuant to or under the Facility Documents.

          "Federal Funds Rate" means, for any day it is offered by the Lenders, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, provided, however, that if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lenders on such day on such transactions, as determined by the Lenders.

          "Fed Funds Rate Loans" means the Loans, if offered by the Lenders, the interest rates on which are determined on the basis of the Federal Funds Rate.

          "Fiscal Quarter" means each fiscal quarter-year period of the Primary Borrower.

          "Fiscal Year" means the fiscal year of the Primary
Borrower, which is a twelve month period commencing January 1 and ending on December 31 in each calendar year.

          "Fixed Rate Loan" means any Eurodollar Loan or Fed
Funds Rate Loan.

          "Foreign Banking Office" means:

                (i) In respect of Chase, the offices maintained by Chase for the transaction of business in the Federal Republic of Germany, the Republic of Italy and the United Kingdom which are designated as the places at which a Foreign Currency Note is payable to Chase by a Foreign Currency Borrower.

                (ii) In respect of NBD in the Federal Republic of Germany, NBD Frankfurt Branch, Hachstrasse 35, 60313
Frankfurt/Main, Germany, and in the United Kingdom, NBD London
Branch, 28 Finsbury Circus, London ECTM 7AV England.

          "Foreign Currency" means (i) in respect of Gleason International Marketing Corporation, Deutsch Mark and Italian Lire, (ii) in respect of Hurth Maschinen und Werkzeuge NACHF.GmbH, Deutsch Mark, and (iii) in respect of in respect of Gleason Works (Holdings) Limited and Gleason Works Limited, Sterling.

          "Foreign Currency Borrowers" means Gleason
International Marketing Corporation, Hurth Maschinen und
Werkzeuge NACHF.GmbH, Gleason Works (Holdings) Limited and
Gleason Works Limited.

          "Foreign Currency Lender" means, in respect of each Foreign Currency Loan, the Lender making that Foreign Currency
Loan.

          "Foreign Currency Loan" means a Loan made available in the discretion of the Lenders pursuant to and under Subsection
(c) of Section 2.1 hereof.

          "Foreign Currency Notes" means Notes in the form of Exhibit A-2, A-3 or A-4 hereto.

          "Funded Indebtedness" means any outstanding
Indebtedness to any third party including all Indebtedness to the Lenders and other financial institutions, domestic or foreign, including all secured and unsecured notes payable, all industrial revenue bonds, all capital lease obligations and other debt obligations and the current maturities thereof, but excluding all trade accounts payable, customer advances, accrued expenses, income and other taxes payable, deferred income and other taxes and accrued pension liabilities.

          "Guarantor" means any guarantor of the Notes.

          "Guaranty" means any guaranty agreement executed by any Guarantor.

          "Indebtedness" means and includes in respect of any Person (a) all items which in accordance with generally accepted accounting principles consistently applied would be included on the liability side of a balance sheet as at the date as of which indebtedness is to be determined, excluding capital Stock, capital and earned surplus, surplus reserves and deferred credits, (b) guaranties, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, indebtedness of others excluding contingent obligations incurred pursuant to the deposit and collection of checks and similar items in the ordinary course of business, (c) indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed, (d) all obligations arising under any conditional sale, lease or title retention agreement covering property acquired or used by such Person or any Subsidiaries, and (e) the full amount of all indebtedness of others, the payment of which such Person or any Subsidiary has agreed, contingently or otherwise, to advance or supply funds for or with respect to which such Person or any Subsidiary is contingently liable, including, without limitation, indebtedness for borrowed money and indebtedness guaranteed or supported indirectly by such Person or any Subsidiary through an agreement, contingent or otherwise (i) to purchase the indebtedness, or (ii) to purchase, sell, transport or lease (as lessee or lessor) property at prices or in amounts designed to enable the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or (iii) to supply funds to or in any manner invest in the debtor; provided, however, that such Indebtedness does not mean or include any standby or performance letters of credit issued to a third party beneficiary for the account of such Person or indebtedness of such Person in respect of which moneys sufficient to pay indebtedness (as such indebtedness may be duly called for redemption and payment) shall be deposited with a depositary, agency or trustee in trust for the payment thereof.

          "Initial Guarantors" means the Primary Borrower, The
Gleason Works and Gleason International Marketing Corporation.

          "Interest Due Date" means the dates on which interest payments on the Notes are due as set forth herein and in the Notes.

          "Interest Period" means:

               (a) With respect to any Eurodollar Loans, the period commencing on the date such Loans are made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Primary Borrower may select as provided in Section 2.4 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

               (b)  With respect to any Fed Funds Rate Loan, one
Business Day or such other period as may from time to time be offered by a Lender and accepted by the Primary Borrower pursuant to Section 4.4; and

               (c) As and if available from the Lenders from time to time, with respect to Eurodollar Loans, the period commencing on the date such Loans are made and ending fourteen days later.

          Notwithstanding the foregoing: (i) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (ii) no Interest Period for any Eurodollar Loan shall have a duration of less than one month and, if any Interest Period would otherwise be a shorter period, such Loans shall be Prime Rate Loans during such period; and (iii) each Interest Period for each type of Loan which would otherwise commence before and end after the Expiration Date shall end on the Expiration Date.

          "Italian Lire", "Lire" and "ITL" each means the lawful currency of the Republic of Italy.

          "Lenders" means Chase and NBD and any other financial institutions which may subsequently become parties to this Credit Agreement by way of a supplemental agreement which is acceptable to the Borrowers and all other Lenders and includes such Lenders in their capacity as Foreign Currency Lenders hereunder.

          "Letters of Credit" means the Letters of Credit which have been or will be issued from time to time by Chase pursuant to Section 2.1(b). Any Letter of Credit issued by Chase for the account of the Borrower and outstanding as of the date of this Agreement shall be deemed a Letter of Credit under this Agreement.

          "Letter of Credit Exposure" means the maximum amount available to be drawn under all outstanding Letters of Credit (converted to U.S. Dollars based on the exchange rate in effect at the time the Letter of Credit Exposure is determined).

          "Loans" means, collectively, the loans made by the Lenders pursuant to and under this Credit Agreement and evidenced by the Revolving Credit Note, a Foreign Currency Note or a Term Note; and a "Loan" means, separately, each of the Loans having a different initial borrowing date, a different basis on which interest is to be computed, or a different Interest Period or tenor.

          "Monthly Due Date" means the first day of each month.

          "NBD" means NBD Bank.

          "Notes" means the Revolving Credit Notes and the Foreign Currency Notes described in Part 2 of this Credit
Agreement or any Term Note described in Part 3 of this Credit
Agreement and "Note" means any of the Notes.

          "Organizational Agreements" means the certificate of incorporation and by-laws of any of the Borrowers or any Subsidiary and any amendments to such documents.

          "Person" means natural persons, corporations (which shall be deemed to include business trusts), associations, companies, partnerships, joint ventures, limited liability companies or other legal entities, and governments, agencies and political subdivisions.

          "Post-Default Rate" means, in respect of any payment of the principal of any Loan or of any other amount other than interest which is payable by the Borrowers under this Credit Agreement or the Notes and which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum which shall apply during the period from the due date of such payment to the date such payment shall be paid in full and which rate shall be (i) in respect of any payment of the principal amount of a Loan, 2% above the interest rate applicable to such Loan, and (ii) in respect of any payment other than of the principal of or interest on a Loan, 2% above the Prime Rate.

          "Pricing Ratio" means EBITDA divided by Funded
Indebtedness.

          "Prime Rate" means that rate of interest from time to time announced by Chase at its head office as its prime commercial lending rate.

          "Prime Rate Loans" means Loans the interest rates on which are determined on the basis of the Prime Rate.

          "Pro Rata Commitment" means the following percentages
for each of the following Lenders:
               Lender              Percentage

               Chase               50%
               NBD                 50%

          "Quarterly Due Date" means the first day of each January, April, July and October.

          "Reference Bank" means the principal London office of Chase.

          "Regulatory Change" means any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lenders of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reimbursement Obligation" means any obligation of the Primary Borrower to reimburse the issuer of a Letter of Credit any amount paid by such issuer from time to time pursuant to and under any Letter of Credit.

          "Required Lenders" means all of the Lenders.

          "Revolving Credit Loan" means any Loan evidenced by the Revolving Credit Note as described in Part 2 of this Agreement;
"Revolving Credit Loans" means all of such Loans.

          "Revolving Credit Note" means the Revolving Credit
Notes described in Part 2 of this Agreement.

          "Sterling", "L" and "GBP" each means the lawful currency of the United Kingdom.

          "Stock" means and includes any and all shares, interests, participations or other equivalents (howsoever designated) of corporate stock. See also "Voting Stock."

          "Subordinated Debt" means Indebtedness of any Borrower subordinated in right of payment to all debts of such Borrower to the Lenders by written terms or agreement in form and substance satisfactory to the Lenders.

          "Subsidiary" means any corporation the majority of the shares of Voting Stock of which at any time outstanding is owned directly or indirectly by the Primary Borrower or by one or more of its other subsidiaries or by the Primary Borrower in conjunction with one or more of its other subsidiaries. See also "Wholly-owned Subsidiary."

          "Term Loan" means any Loan evidenced by a Term Note as described in Part 3 of this Agreement; "Term Loans" means all of such Loans.

          "Term Note" means any of the Notes described in Part 3 of this Agreement, and "Term Notes" means all of such Notes.

          "U.S. Dollar", "Dollar", "U.S.$", "$" and "USD" each means the lawful currency of the United States of America.

          "Voting Stock" means Stock having voting power in the election of directors of such corporations, other than Stock having such power only by reason of the happening of a contingency.

          "Wholly-owned Subsidiary" means any corporation of which all the Voting Stock (other than directors' qualifying shares) at the time is owned or controlled, directly or indirectly, by the Primary Borrower.

          "Working Capital" means the excess of Consolidated
Current Assets over Consolidated Current Liabilities.

          All accounting terms appearing in this Agreement have the meanings respectively given to them in accordance with generally accepted accounting principles consistently applied at the Effective Date, except as expressly otherwise defined in this Agreement. No change or adjustment shall be made for determination of any accounting matters hereunder by reason of any changes which may be required after the Effective Date in connection with the reporting of liabilities for payment of expenses pursuant to changes to generally accepted accounting principles.

PART 2.   REVOLVING CREDIT LOANS

     2.1  The Commitment.

          (a) Subject to the terms and conditions of this Agreement, each of the Lenders severally agrees to make Revolving Credit Loans to the Borrowers from time to time from and including the date hereof to but excluding the Expiration Date up to but not exceeding the amount of the remaining unused Commitment. The Revolving Credit Loans may be outstanding as Prime Rate Loans, Fed Funds Rate Loans or Eurodollar Loans (each a "type" of Revolving Credit Loan), provided that not more than five Eurodollar Loans shall be outstanding to any Lender at any one time. The Revolving Credit Loans of each type of each Lender shall be made and maintained at such Lender's lending office for such type of Loans. If Loans shall be made in an aggregate principal amount in excess of the Commitment, the Borrowers shall immediately repay such excess amount upon demand by the Agent.

          (b) Subject to the terms and conditions of this Agreement, and the execution and delivery of an acceptable and customary letter of credit application, Chase agrees to issue Letters of Credit for the account of any Borrower from time to time from and including the date hereof to but excluding the Revolving Credit Termination Date up to but not exceeding the lesser of (i) the aggregate unused amount of the Commitment, or
(ii) the difference between $15,000,000 and the Letter of Credit Exposure. Each Letter of Credit issued, renewed or extended shall have an expiry date no later than thirty (30) days prior to the Revolving Credit Termination Date. The Borrowers shall deposit with Chase on or before the Termination Date an amount equal to the amount by which (i) the Letter of Credit Exposure exceeds the Commitment or (ii) the Letter of Credit Exposure extends beyond the Revolving Credit Termination Date, which amount shall be held by Chase for the benefit of the Lenders as cash collateral for all Reimbursement Obligations. Subject to the terms and conditions of this Agreement, the Lenders agree to participate in the credit risk of each Letter of Credit, as follows: each Reimbursement Obligation shall be deemed to be a Revolving Credit Loan from each of the Lenders in accordance with each Lender's Pro Rata Commitment. Chase shall notify the Lenders and the Agent of the creation of any Reimbursement Obligation within one day of any payment made by Chase pursuant to and under any Letter of Credit, whereupon each Lender other than Chase shall remit to the Agent for the account of Chase the amount of such Lender's Pro Rata Commitment in respect of the resulting Revolving Credit Loan thereby created together with interest thereon for the period from the date of such notice by Chase until the date the Agent receives such amount at a rate per annum equal to the average daily Federal Funds Rate for such period. Each Revolving Credit Loan resulting from the creation of a Reimbursement Obligation shall be deemed to be a Prime Rate Loan until notice, if any, is received from the Borrower in accordance with Section 4.4 hereof for conversion of such Loan to another type. Upon the Expiration Date or earlier termination of this Agreement, the Borrower agrees to provide to Chase cash collateral or cash equivalent collateral having a fair market value at least equal to the Letter of Credit Exposure on such date as security for payment of any Reimbursement Obligation.

          (c) Subject to availability as offered by Lenders in their sole discretion and further subject to the terms and conditions of this Agreement (including the aggregate unused amount of the Commitment and the further limits set forth in this Subsection (c)), the Lenders may make Foreign Currency Loans to the Foreign Currency Borrowers under the Foreign Currency Notes. Notwithstanding anything in this Agreement, a Foreign Currency Loan shall not be funded on a pro-rata basis between the Lenders but shall be funded entirely by the Foreign Currency Lender from which it shall be requested. Each Foreign Currency Loan shall be repayable (principal and interest) in the same Foreign Currency in which the proceeds of such Foreign Currency Loan shall have been disbursed. The interest rate payable on each Foreign Currency Loan shall be the rate offered by the Foreign Currency Lender and accepted by the Foreign Currency Borrower in respect of such Foreign Currency Loan. Foreign Currency Loans may be borrowed by the Foreign Currency Borrowers subject to the following U.S. Dollar limits determined by applying the Applicable Exchange Rate:

               (i) Gleason International Marketing Corporation may borrow in Deutsche Marks at a Foreign Banking Office in the Federal Republic of Germany up to a combined aggregate principal amount of $4,000,000 outstanding at any one time.

               (ii) Hurth Maschinen und Werkzeuge NACHF.GmbH may borrow in Deutsche Marks at a Foreign Banking Office in the Federal Republic of Germany up to an aggregate principal amount of $4,000,000 outstanding at any one time.

               (iii)Gleason International Marketing Corporation may borrow in Italian Lire at a Foreign Banking Office in the Republic of Italy up to an aggregate principal amount of $1,000,000 outstanding at any one time.

               (iv) Gleason Works (Holdings) Limited and Gleason
Works Limited may borrow in Sterling at a Foreign Banking Office in the United Kingdom up to a combined, aggregate principal amount of $2,000,000 outstanding at any one time.

If Loans shall be made to an Affiliate Borrower in an aggregate principal amount in excess of these stated limits, whether by operation of changes in the Applicable Exchange Rate or otherwise, such Affiliate Borrower or the Primary Borrower shall immediately repay such excess amount upon demand by the Agent.

     2.2 The Revolving Credit Notes and Foreign Currency Notes. The obligation of the Borrowers to repay all amounts other than Foreign Currency Loans loaned by each Lender under this Part will be evidenced by two separate Revolving Credit Notes issued by all of the Borrowers to each of the Lenders in the face amount of each Lender's Commitment, payable to the order of each Lender, in the form attached hereto as Exhibit A-1, with the blanks appropriately completed. The obligation of the Foreign Currency Borrowers to repay Foreign Currency Loans loaned by each Lender under this Part will be evidenced by Foreign Currency Notes issued by the Foreign Currency Borrowers to each of the Lenders in the forms attached hereto as Exhibits A-2, A-3, A-4 with the blanks appropriately completed. Except for the Initial Guarantors, the liability of each Affiliate Borrower shall be limited to the sum of the principal amount of Loans made to such Affiliate Borrower under this Part 2, and the Reimbursement Obligations of each Affiliate Borrower together with interest, costs and expenses as set forth in this Agreement.

     2.3  Borrowing Procedure.

          (a) The officers and employees listed in Exhibit F attached hereto and made a part hereof, and as amended from time to time by a notice in the form of Exhibit F, may request Revolving Credit Loans hereunder (subject to the terms and conditions of this Agreement, including the limit of the Commitment, the exchange rate for conversion of Foreign Currency Loans to U.S. Dollars on the date each Foreign Currency Loan is made, and the notice requirements of 4.4). All requests for
(i) Revolving Credit Loans shall be submitted to the Agent in substantially the form of Exhibit C-1 hereto, and (ii) Foreign Currency Loans shall be submitted to the Foreign Currency Lenders at their Foreign Banking Offices in substantially the form of Exhibit C-2 hereto. Each Foreign Currency Borrower shall use its reasonable efforts in good faith to request Foreign Currency Loans from the Foreign Currency Lenders on a pro-rata basis in respect of the aggregate principal amount of all Foreign Currency Loans in any one Foreign Currency (but not in respect of any single Foreign Currency Loan). Each request by a Borrower to the Agent or to a Foreign Currency Lender shall constitute a representation that, at the time thereof and giving effect to the Loan requested thereby, all conditions precedent in Part 5 have been satisfied and all representations and warranties in Part 6 are true and correct. The Agent and the Lenders shall be protected and held harmless by the Borrowers in acting upon any request for a Loan believed by it to have been genuine and to have been given by a proper Person.

          (b) The minimum amount of each Loan under this Part shall be $100,000.

          (c) Except as provided in Subsection (d) below, each Lender will cause the proceeds of each Revolving Credit Loan to be made to a Borrower by such Lender to be made available to the Agent for deposit to the such Borrower's account with the Agent. In the event that any Lender other than Chase does not promptly fund the Revolving Credit Loan which it is committed to make under this Agreement, Chase may, at its sole option, make such Loan hereunder (up to the amount of Chase's Commitment).

          (d) From time to time a Foreign Currency Borrower may borrow a Foreign Currency Loan directly from a Foreign Banking Office without making such borrowing through the Agent. In any such case, such Foreign Currency Borrower and the corresponding Foreign Currency Lender shall report the making of such a Foreign Currency Loan immediately to the Agent and to the other Lenders and such Foreign Currency Lender shall take all such action as may be necessary within its organization and that of its affiliates so that such Foreign Currency Loan shall become a Foreign Currency Loan hereunder.

          (e) The Lenders (including the Foreign Currency Lenders) will maintain records of the date and amount of each borrowing, the interest rate selected and the Interest Period therefor, and each principal payment under this Part and will make a statement of these records available to a Borrower upon request. Each Lender may endorse on the grid portion of the Revolving Credit Note or a Foreign Currency Note, as applicable, the date and the amount of each borrowing obtained from such Lender, the interest rate selected and the Interest Period therefor and the initials or other identifying symbol of the Person making the endorsement; provided, however, that any failure to make such an endorsement shall not invalidate the Note. All such records and endorsements shall be presumed to be correct absent manifest error.

     2.4  Interest.

          (a) The Borrowers will pay to the Agent for the account of each of the Lenders interest on the unpaid principal amount of each Revolving Credit Loan made by such Lender for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

               (i)  During such periods such Loan is a Prime Rate
Loan, the Prime Rate (as in effect from time to time).

               (ii) During such periods such Loan is a Eurodollar
Loan, for each Interest Period relating thereto, the Eurodollar
Base Rate for such Loan for such Interest Period plus the Applicable Margin.

               (iii)During such periods such Loan is a Fed Funds
Rate Loan, for each Interest Period relating thereto, the Fed
Funds Rate for such Loan for such Interest Period plus the Applicable Margin.

          (b) Each Foreign Currency Borrower will pay to its Foreign Currency Lender interest on the unpaid principal amount of each Foreign Currency Loan made by such Foreign Currency Lender for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the rate per annum and on the dates agreed to by such Foreign Currency Borrower with such Foreign Currency Lender in respect of such Loan in writing (which may be a fax confirmation from such Lender to such Borrower of the Notice of Borrowing in the form of Exhibit C-2 hereto) prior to the making of such Loan.

          (c) Interest shall be calculated on the basis of a year of 365 days for the actual number of days elapsed (including any time extended by reason of Saturdays, Sundays and holidays).

          (d) Notwithstanding the foregoing, the Borrowers will pay to each Lender interest at the applicable Post-Default Rate on any principal of any Loan (including any Foreign Currency
Loan) made by such Lender, and (to the fullest extent permitted by law) on any other amount (other than interest) payable to each Lender by a Borrower hereunder or under the Notes, which shall not be paid in full when due (whether on the last day of the applicable Interest Period, on the Expiration Date, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

          (e) Accrued interest on each Revolving Credit Loan shall be payable

               (i) in the case of a Prime Rate Loan, monthly on the Monthly Due Date,

               (ii) in the case of a Eurodollar Loan or a Fed Funds Rate Loan on the last day of each Interest Period therefor and, in the case of an Interest Period which is greater than three (3) months, at three months after the first day of such Interest Period; if, however, such Interest Period is shorter than thirty (30) days, accrued interest shall be payable on the last day of the calendar month following the expiration of the Interest Period, and

               (iii)in the case of any Revolving Credit Loan, upon the payment or prepayment thereof (but only on the principal so paid or pre-paid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Agent at the request of the Required Lenders.

          (e) Promptly after the determination of any interest rate provided for herein with respect to any Revolving Credit
Loans or any change therein, the Agent shall notify the Lenders and the Borrower thereof.

     2.5  Maturity of Revolving Credit Loans and Foreign Currency
Loans. Except to the extent provided by Part 3 hereof, all outstanding Revolving Credit Loans and all Foreign Currency Loans shall be repaid on the Expiration Date.

     2.6 Application of Payments. All payments made hereunder shall be applied, first, to fees and expenses, then to late charges, then to accrued and unpaid interest and the balance, if any, to unpaid principal.

     2.7 Fees. (a) Borrower agrees to pay a commitment fee to the Agent for the account of the Lenders as a consideration for the Commitment. The commitment fee shall be calculated at the rate of one-eighth of one percent (1/8 of 1%) per annum (based on a year of 365 days) from the Effective Date, on the average daily unborrowed amount of the Lenders' Commitment. The commitment fee will be payable on each Quarterly Due Date and on the Expiration Date, for the preceding period for which such fee has not been paid. After any and each permanent reduction of the Commitment by Borrower, future commitment fees shall be calculated upon the Commitment of the Lenders as so reduced and excluding any amounts which are evidenced by Term Notes and after deduction of the Letter of Credit Exposure.

          (b) On the Effective Date, the Borrower shall pay to the Agent for the account of the Lenders a facility fee in an amount equal to one-eighth of one percent (1/8 of 1%) of the Commitment as then in effect.

          (c) At the time any Letter of Credit shall be issued, the Borrower shall pay to Chase such ordinary and usual administrative fees incurred in the issuance of a Letter of Credit. The Borrower shall also pay to Agent for the account of each of the Lenders a letter of credit fee for each Letter of Credit quarterly in arrears from the issuance date of each Letter of Credit (the "Payment Dates") determined in respect of each Letter of Credit, as follows: the face amount of the Letter of Credit outstanding on each Payment Date multiplied by a rate per year (on a 365 day basis) equal to (i) in respect of stand-by letters of credit, three-quarters of one percent (3/4 of 1%), and
(ii) in respect of performance letters of credit, one-half of one percent (1/2 of 1%). The determination as to whether any particular Letter of Credit is a standby Letter of Credit or a performance Letter of Credit shall be made by Chase in its sole discretion reasonably exercised.

     2.8  Prepayment.  Borrower shall have the right to prepay
Revolving Credit Loans at any time or from time to time, provided that:

          (a) Borrower shall give Agent notice of each such prepayment as provided in Section 4.4 hereof; and

          (b) Eurodollar Loans and Fed Funds Rate Loans may be prepaid only on the last day of an Interest Period for such Loans.

     2.9 Reduction or Termination of Commitment. The Primary Borrower may at any time and from time to time permanently reduce or terminate the Commitment by giving not less than two (2) Business Days' prior written notice to such effect to Agent, provided that any partial reduction shall be in the aggregate amount of $500,000 or a multiple thereof and that the Primary Borrower shall prepay such part, if any, of the principal of the Revolving Credit Note then outstanding as may be in excess of the amount of the Commitment as so reduced.

     2.10 Additional Costs.

          (a) Borrower shall pay to the Agent for the account of the Lenders from time to time such amounts as a Lender may reasonably determine to be necessary to compensate it for any increased costs which such Lender determines are attributable to its making or maintaining any Loan under this Agreement or its undertaking to make or maintain any Loan hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any Loan or such undertaking, including without limitation any increase in the amount of capital and reduced rate of return (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change applicable to such Lender which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any Loan (other than federal and state taxes imposed on the overall net income of such Lender on account of any Loan by the jurisdiction in which the such Lender is located); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any Loan or any deposits referred to in the definition of Eurodollar Base Rate); or (iii) imposes any other condition affecting the making or maintaining of any Loan under this Agreement. Each Lender will notify the Agent and the Borrower of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Part as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. All payments required from Borrower hereunder shall be made within fifteen (15) days of Borrower's receipt of notice that such payments are due.

          (b) Without limiting the effect of the foregoing provisions of this Part, in the event that, by reason of any Regulatory Change applicable to a Lender, such Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the Eurodollar Base Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Fixed Rate Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Agent and the Borrower, the undertaking of such Lender to make or renew such Fixed Rate Loan, or to convert any Loan to an affected Fixed Rate Loan shall be suspended until the date such applicable Regulatory Change ceases to be in effect, and Borrower shall on the last day of the then current Interest Period for such affected outstanding Loans pay or convert such Loans in accordance with this Agreement; provided, however, that this sub-paragraph (ii) does not apply to Term Loans in existence at the time such Lender becomes subject to such restrictions unless Section 2.12 is otherwise applicable.

          (c) Determinations and allocations by a Lender for purposes of this Part of the effect of any applicable Regulatory Change on its costs of making or maintaining such Loans or on amounts receivable by it in respect of such Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations are made in good faith on a reasonable basis.
Such Lender shall provide Borrower with a statement setting forth in reasonable detail such Additional Costs.

     2.11 HLT Classification. If, after the date hereof, a Lender or the Agent has received notice from any governmental authority, central bank or comparable agency having jurisdiction over a Lender or from any bank examiner or other official reviewing the loan portfolio of a Lender that the definition of highly leveraged transaction has been modified with the result that its Loans hereunder are classified as a "highly leveraged transaction" (an "HLT Classification"), by reason of a Regulatory Change affecting such Lender any Loan hereunder has become subject to HLT Classification, or, if Borrower takes any action which causes this transaction to be subject to HLT Classification, such Lender shall promptly give notice of such HLT Classification to Borrower. In such event, if such Lender incurs Additional Costs as a result of such HLT Classification, Borrower shall compensate such Lender for such Additional Costs which payments shall be made by Borrower within fifteen (15) days of Borrower's receipt of notice that such payments are due. Each Lender acknowledges that a HLT Classification is not an Event of Default hereunder.

     2.12 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if a Lender determines, in good faith (which determination shall be conclusive), that quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Base Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for Eurodollar Loans as provided in this Agreement or the relevant rates of interest which are the basis of the Eurodollar Base Rate do not adequately cover the cost to such Lender of making or maintaining the Eurodollar Loans, then such Lender shall give Borrower and the Agent prompt notice thereof, and so long as such condition remains in effect, such Lender shall be under no obligation to make such Loans and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, pay such Loans in accordance with this Agreement.

     2.13 Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Lender to (a) honor its undertaking to make any Fixed Rate Loans hereunder, or (b) maintain such Fixed Rate Loans hereunder, then such Lender shall promptly notify Borrower thereof and such Lender's undertaking to make such Loans shall be suspended until such time as such Lender may again make and maintain such affected Loans and interest rate option, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Fixed Rate Loans (or on such earlier date as such Lender may specify to Borrower, due to the illegality of maintaining such Loans), pay such Loans in accordance with this Agreement. In the event that a Lender requires payment of such Loans on a date earlier than the last day of an Interest Period, such Lender agrees to waive its right to compensation pursuant to
Section 2.13 hereof.

     2.14 Compensation. Borrower shall pay to Agent for the account of a Lender, upon the request of a Lender and within fifteen (15) days of such request, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense which such Lender determines is attributable to:

          (a) any payment or prepayment of a Eurodollar Loan, where such payment or prepayment occurs on a date other than the last day of an Interest Period for the respective Loans (whether by reason of demand by such Lender for payment or otherwise); or

          (b) any failure by Borrower to, on the date specified therefor in the relevant notice under this Agreement, enter into a Eurodollar Loan.

Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or prepaid or not borrowed for the period from and including the date of such payment or prepayment or failure to borrow to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) the Lender would have bid in the London interbank market for U.S. Dollar deposits for amounts comparable to such principal amount and maturities comparable to such Interest Period. A determination of the a Lender as to the amounts payable pursuant to this Part shall be conclusive, provided that such determinations are made in good faith on a reasonable basis.

     2.15 Survival.  The undertaking of Borrower under this Part
2 shall survive the repayment of the Revolving Credit Loans.


PART 3.   TERM LOANS

     3.1 Term Loans. Subject to the terms and conditions contained in this Part, and provided that no Event of Default and no event, condition or act which with notice or lapse of time would constitute an Event of Default shall have occurred and be continuing, the Primary Borrower may exercise at any time prior to one year from the Effective Date, upon prior written notice to the Agent in substantially the form of Exhibit D hereto and in accordance with Section 4.4 hereof, its option to refund outstanding amounts under any Revolving Credit Loans by issuing Term Notes to each of the Lenders in amounts which correspond with each Lender's Pro Rata Commitment and which Term Notes shall be in the form of the Term Note attached hereto as Exhibit B with the blanks appropriately completed and subject to the conditions contained therein; provided however, that the Required Lenders may, not more than ninety (90) days and not less than forty-five
(45) days prior to each anniversary of the Effective Date, render a written declaration to the Primary Borrower that the option to obtain Term Loan financing pursuant to this Part 3 is extended. In the absence of such written declaration, such option shall be automatically terminated effective on such anniversary.

     3.2  Number of Term Loans.  The aggregate number of Term
Loans outstanding at any one time shall be limited to three (3)
Term Loans.

     3.3  Maximum Conversion.  The aggregate amount of all Term
Notes issued pursuant to this Part 3 shall not exceed
$10,000,000.00 at any time.

     3.4 Minimum Amount of Term Note. The minimum principal amount of any Term Note issued under this Part shall be $500,000.00 at the time of its issuance.

     3.5 Terms of Repayment. For each Term Loan, the Primary Borrower will repay the principal amount of the Term Notes issued pursuant to this Part 3 in substantially equal installments, to be paid on each Monthly Due Date with the first installment to commence on the Monthly Due Date which next follows the exercise by Borrower of its option and its issuance of the Term Note.
Each Term Note will have a maturity, at the option of the Primary Borrower, of not more than sixty (60) months from the date of its issuance.

     3.6  Interest.

          (a) Each Term Loan shall bear interest each day on the unpaid principal amount from time to time outstanding until paid in full at a rate per annum determined as a Prime Rate Loan, Fed Funds Rate Loan or Eurodollar Loan as elected by the Primary Borrower from time to time upon notice to the Agent as provided in Section 4.4 hereof. The Primary Borrower shall have the right to convert any Term Loan from one type into another type only on the last day of an Interest Period by giving notice as provided in Section 4.4. At the end of each Interest Period in respect of any portion of the Term Loan which is not required to be paid on such date, the Primary Borrower will either (i) convert the principal amount of such portion of the Term Loan to another type of Loan in accordance with Section 4.4 hereof, or (ii) such principal amount shall automatically become a Prime Loan hereunder. If any principal of or interest on a Term Loan shall not be paid when due (at stated maturity, by acceleration or otherwise), a late charge shall be payable as provided for herein in Part 4.

          (b) Interest shall be calculated on the basis of a year of 365 days for the actual number of days elapsed (including any time extended by reason of Saturdays, Sundays and holidays).
Accrued interest on each Term Loan shall be payable

               (i) in the case of a Prime Rate Loan, monthly on the Monthly Due Date,

               (ii) in the case of a Eurodollar Loan or a Fed Funds Rate Loan on the last day of each Interest Period therefor and, in the case of an Interest Period which is greater than three (3) months, at three months after the first day of such Interest Period; if, however, such Interest Period is shorter than thirty (30) days, accrued interest shall be payable on the last day of the calendar month following the expiration of the Interest Period, and

               (iii)in the case of any Term Loan, upon the prepayment thereof (but only on the principal so pre-paid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Agent at the request of the Required Lenders.

          (c) Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Lenders and the Primary Borrower thereof.

          (d) Notwithstanding the foregoing, Primary Borrower will pay to the Agent for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Term Loan made by the Lenders, and (to the fullest extent permitted by law) on any other amount (other than interest) payable to the Lenders by Borrower hereunder or under any Term Note, which shall not be paid in full when due (whether by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full. Interest payable at the Post-Default Rate shall be payable from time to time on demand of Agent at the request of the Required Lenders.

     3.7 Application of Payments. All payments made hereunder shall be applied, first, to fees and expenses, then to late charges, then to accrued and unpaid interest and the balance, if any, to unpaid principal.

     3.8  Prepayments.

          (a) No portion of the Term Loan may be prepaid during any Interest Period which applies to such portion of the Term
Loan.

          (b) The Primary Borrower shall give to Agent prior written or telegraphic notice of any prepayment as set forth in
Section 4.4 hereof, specifying the aggregate principal amount to be prepaid and the prepayment date and such notice shall be irrevocable. The Agent shall forward such notice to the Lenders.

          (c) Each prepayment shall be in an amount equal to at least $500,000.00.


PART 4.   PAYMENT; LATE PAYMENT CHARGES; POST-DEFAULT RATE OF
          INTEREST

     4.1  Payments.

          (a) All payments of principal of and interest on the Revolving Credit Notes and the Term Notes shall be made by the Borrowers when due on or prior to 11:00 a.m. (New York time) to the Agent for the account of each Lender in U.S. Dollars and in immediately available funds.

          (b) All payments of principal of and interest on each Foreign Currency Note shall be made by the Foreign Currency Borrower or Borrowers signatory to such Note at the Foreign Banking Office designated on such Note when due on or prior to 11:00 a.m. (local time at such Foreign Banking Office) for the account of the corresponding Lender in the corresponding Foreign Currency and in immediately available funds.

     4.2  Late Payments.

          (a) If Borrower fails to make any payment when due, the Agent may, at the request of the Required Lenders, require the payment of a late charge to be assessed each day on the amount overdue based upon the following formulas:

               (i)  For overdue interest:

          (Amount overdue) x 110% x (Prime Rate + 2%)
                              365

               (ii) For overdue principal:

           (Amount overdue) x 10% x (Prime Rate + 2%)
                              365

          (b) Late charges may be added to the amount owing on any future payment, and such assessment and/or collection of late charges shall in no way impair the Lenders' rights to pursue any other remedies upon default.

          (c) If the sum of the late charges computed as in (a) is less than $10, a minimum late charge of $10 per late payment may be assessed. The imposition of any late charge shall not preclude the exercise by the Lenders or the Agent of any other right or remedy it may have.

     4.3 Post-Default Rate of Interest. If any Note is not paid at maturity, whether maturity occurs by lapse of time or acceleration, the outstanding principal of that Note, thereafter until paid, shall bear interest each day at the Post-Default
Rate.

     4.4 Certain Notices. Notices by Borrower to the Agent of the termination or reduction of the Commitment, of borrowings under the Revolving Credit Note (in substantially the form of Exhibit C-1 hereto), of prepayments of the Revolving Credit Loans and Term Loans, of converting borrowings under the Revolving Credit Note to a Term Loan as described in Part 3 hereof (in substantially the form of Exhibit D hereto), or of converting a Loan from one type to another type (in substantially the form of Exhibit E hereto) shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. New York time on the date, or the number of days prior to the date, of the relevant termination, reduction, borrowing, prepayment or conversion to a Term Loan or the first day of such Interest Period specified below:

     Type of Notice                Date or Number of Days Prior

Termination or reduction of
Commitment                              2 Business Days


Borrowing or prepayment of or
conversion to Prime Rate Loans or
Fed Funds Rate Loans                    Same Business Day


Borrowing or prepayment of or
conversion to Eurodollar Loans          3 Business Days

Conversion to Term Loan                 5 Business Days

PROVIDED FURTHER, that from time to time the Required Lenders may notify the Agent that Fed Funds Rate Loans are available for period of more than one Business Day on such notice as the Required Lenders may require in such instance.


PART 5.   CONDITIONS PRECEDENT

     5.1 Representations and Warranties. The obligation of the Lenders to make any Loan under this Agreement is subject to the accuracy of the representations and warranties contained in
Part 6 as of the dates of this Agreement and of each Loan. Each such representation and warranty shall be true on and as of the date of each Loan hereunder with the same effect as though such representations and warranties had been made on and as of such date; and on each such date no Event of Default and no condition, event or act which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing or shall exist.

     5.2 Execution and Delivery of Documents and Opinion of Counsel. As further conditions precedent to any Loan under this Agreement, Borrower shall deliver to the Lenders and the Agent on or before the Effective Date all documents which Lenders and the Agent may reasonably require, executed and in a form acceptable to Lenders and the Agent, including, without limitation, the following:

          (a)  All Facility Documents;

          (b) An opinion of counsel for each Borrower and each Guarantor, dated as of the date of this Agreement and in form satisfactory to Lenders and the Agent; and

          (c)  A Certificate of the Secretary or Assistant
Secretary of each Borrower and each Guarantor in form satisfactory to Lenders and the Agent;

PART 6.   REPRESENTATIONS AND WARRANTIES

     Each of the Borrowers severally represents and warrants the following, as of the date of this Agreement and of each Loan:

     6.1  Existence, Ownership and Legal Power.

          (a) Each Borrower is an organization duly organized, validly existing and in good standing under the laws of the state of its origination. At the Effective Date, each Borrower is duly qualified to do business and is in good standing in all jurisdictions in which it owns substantial properties or in which it conducts substantial business or in which any of its activities make such qualification necessary except in those jurisdictions in which failure to so qualify would not result in a material adverse impact on Borrower's ability to conduct business or own properties. If, subsequent to the Effective Date, any Borrower does not qualify in any such jurisdictions to do business or to own properties, such Borrower shall give the Agent prompt written notice of such change in circumstances.

          (b) At the Effective Date, the Primary Borrower owns the Subsidiaries specified in Schedule B which is attached hereto and made a part hereof, each of which is duly organized, validly existing and in good standing under the laws of the states or countries of their originations and is duly qualified to do business in all jurisdictions in which each owns substantial properties or conducts substantial business or in which any of their activities make such qualification necessary except in those jurisdictions in which failure to so qualify would not result in a material adverse impact on such Subsidiary's ability to conduct business or own properties. If, subsequent to the Effective Date, any such Subsidiaries do not qualify in any such jurisdictions to do business or to own properties, Borrower shall give the Agent and the Lenders prompt written notice of such change in circumstances. At the Effective Date, the Primary Borrower's record and beneficial ownership of each Subsidiary is free from any material restriction, equity, security interest, or other lien.

          (c) Each Borrower has all requisite power and authority under the laws of the jurisdiction of its origination to carry on its business and to enter into and carry out the terms of this Agreement and the Notes.

     6.2 Right to Act. Neither the execution and delivery of this Agreement or the Notes, the consummation of any transaction contemplated by those documents, nor compliance with their terms and provisions will:

          (a) conflict with or result in a breach of any of the terms, conditions or provisions the Organizational Agreements of any Borrower or any Subsidiary or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, or any agreement or instrument to which any Borrower or any Subsidiary is a party or is subject or by which properties of any Borrower or any Subsidiary may be bound;

          (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon the property or assets of any Borrower or any Subsidiary; or

          (c)  require the consent of any Person.

     6.3 Approval by Necessary Organizational Action. The execution and delivery of the Agreement, the making of the borrowings contemplated or permitted by the Agreement, and the execution, issuance and delivery of the Notes to evidence the borrowings have each been duly authorized by all necessary organizational action on the part of each Borrower. The Agreement and the Notes have been duly and validly executed and delivered by each Borrower and constitute the valid and legally binding agreements of each Borrower enforceable in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors' rights and remedies generally and (b) the exercise of judicial discretion in accordance with general principles of equity.

     6.4  Financial Statements.

          (a) At the Effective Date, each financial statement and all other related information furnished to the Agent and the Lenders by the Primary Borrower pursuant to this Agreement have been prepared in accordance with generally accepted accounting principles and practices consistently applied in the preparation of the Primary Borrower's and any Subsidiaries' previous financial statements, are true and complete, and fairly present the Primary Borrower's and any Subsidiaries' financial condition and results of operations as of the date of each statement or other information and for the respective period stated. There has been no material adverse change in the Primary Borrower's financial condition, properties, business or operations, taken as a whole on a consolidated basis, since the date of the Primary Borrower's most recent financial statements delivered to the Agent and the Lenders.

          (b) The Primary Borrower has delivered to the Agent and the Lenders copies of its most recent annual and interim financial statements.

     6.5 Litigation; Regulatory Compliance. Except as may be described in the opinion of counsel delivered pursuant to
Section 5.2(a):

          (a) At the Effective Date, there are no actions, suits or proceedings pending or threatened against or affecting any Borrower or any Subsidiary before any court or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve the possibility of any judgment or liability not covered in full by insurance or which could in one case or in the aggregate result in any material adverse change in the business, operations, property, assets or financial condition of the Primary Borrower and its Subsidiaries taken as a whole. If, subsequent to the Effective Date, there are any such actions, suits or proceedings pending or threatened against or affecting any Borrower, the Primary Borrower shall give the Agent and the Lenders prompt written notice of such actions, suits or proceedings.

          (b) Neither any Borrower nor any Subsidiaries are in default with respect to any order, writ, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     6.6  ERISA Compliance.  At the Effective Date:

          (a) Neither any Borrower nor any Subsidiary has incurred any material accumulated funding deficiency within the meaning of ERISA.

          (b) The Pension Benefit Guaranty Corporation has not asserted that any Borrower or any Subsidiary has incurred any material liability in connection with any employee pension benefit plan.

          (c) No lien has been attached and no Person has threatened to attach a lien on any property of any Borrower or any Subsidiary as a result of any Borrower's or any Subsidiary's failure to comply with such act or regulations.

     6.7 Title and Freedom from Liens. At the Effective Date, each Borrower and each Subsidiary has good, marketable and indefeasible title to all of its properties and assets, real and personal, free and clear of all liens and encumbrances, except for the following:

          (a) in the case of real properties, easements, restrictions, exceptions, reservations or defects which, in the aggregate, do not interfere materially with the continued use of such properties for the purposes for which they are used and do not affect materially the value thereof;

          (b) pledges, deposits or stay or appeal bonds to secure obligations under workers' compensation laws or similar legislation or to secure performance in connection with bids, tenders and contracts (other than contracts for the payment of borrowed money) to which any Borrower or any Subsidiary is a party;

          (c) deposits to secure public or statutory obligations of any Borrower and any Subsidiaries or otherwise required by law or government regulations as a condition of transacting business or executing any right, privilege or license;

          (d) materialmen's, mechanics', carriers', workers' or other like liens arising in the ordinary course of business, or deposits of cash or United States obligations to obtain the release of such liens;

          (e) liens for taxes, assessments or governmental charges which are not delinquent or are being contested in good faith and against which adequate reserves have been provided; if any such amount is in excess of $500,000, Borrower will notify the Agent and the Lenders as soon as reasonably practicable; and

          (f)  mortgages, liens, security interests or
encumbrances granted to either of the Lenders or as set out in Schedule C to this Agreement in existence as of the Effective
Date.

If, subsequent to the Effective Date, any Borrower or any Subsidiary shall grant any mortgage, lien, security interest or encumbrance to a third party on any of its or their properties or assets in a single transaction or in related transactions (i) in an amount in excess of $500,000, the Primary Borrower shall provide the Agent and the Lenders with written notice as soon as reasonably practicable, or (ii) in any lesser amount, the Primary Borrower shall provide the Agent and the Lenders with written notice from time to time of any such mortgage, lien, security interest or encumbrance. Mortgages, liens, security interests and encumbrances shall be subject to the limitations contained in
Section 7.23.

     6.8 Absence of Default. No Event of Default as described in this Agreement and no condition, event or act which, with the giving of notice or the lapse of time or both, would constitute an Event of Default has occurred and is continuing.

     6.9 Taxes. Each Borrower and all Subsidiaries have filed all tax returns, which to the knowledge of the Primary Borrower are required to be filed by any jurisdiction, and have paid any material taxes, assessments and governmental charges and levies which, to the knowledge of Borrower, have become due except those being contested in good faith by appropriate and timely proceedings, and with respect to which reserves have been provided or are otherwise available.

     6.10 Existing Debts.  On the Effective Date, no Borrower has
Indebtedness except for (a) trade credit incurred in the ordinary course of business and (b) other Indebtedness set forth in Schedule D to this Agreement.

     6.11 Margin Stock. No Borrower is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying "margin security" or "margin Stock" (as defined in Regulations G and U issued by the Board of Governors of the Federal Reserve System). No Borrower owns or intends to carry or purchase any "margin security" or "margin Stock," except for stock of the Primary Borrower. No Borrower will not use the proceeds of any Loan to purchase or carry (or refinance any borrowings the proceeds of which were used to purchase or carry) any "margin security" or "margin Stock," except for stock of the Primary Borrower.

     6.12 Compliance with Conditions Precedent. Each Borrower has (a) executed and delivered to the Agent and the Lenders the documents described in Section 5.2 and Schedule A hereto; (b) obtained and delivered to the Agent and the Lenders the Opinion of Counsel described in Section 5.2; and (c) otherwise complied with all other conditions hereto.

     6.13 Interdependent Relationship. Each of the Affiliate Borrowers use, in common with the Primary Borrower, the management of the Primary Borrower and the accounting systems and other organizational and operational support systems of the Primary Borrower to the extent that, as of the date of this Agreement, the Affiliate Borrowers could not operate independently from or without the Primary Borrower unless and until the Affiliate Borrowers made fundamental changes in their organizational structure and operations.


PART 7.   COVENANTS

     Each Borrower will perform and observe each of the following provisions while this Agreement remains in effect and thereafter until the principal of and interest on the Loans are paid in full, unless the Agent at the request of the Required Lenders shall render a prior written notice to the Primary Borrower that the Required Lenders otherwise consent.

     7.1 Punctual Payment. Each Borrower will punctually pay or cause to be paid the principal and interest due in respect of the Loans according to the terms hereof and the commitment fees provided in Part 2 hereof. Each Borrower shall be jointly and severally liable for all debts, liabilities and obligations of all Borrowers hereunder.

     7.2  Financial Information.

          (a) The Primary Borrower will furnish to the Agent and each of the Lenders annually within one hundred twenty (120) days after and as at the close of each Fiscal Year its audited financial statements, including, without limitation, consolidated and consolidating balance sheets and statements of operations and earnings and changes in financial position, each examined and reported upon by an independent certified public accounting firm of national reputation, and prepared in accordance with generally accepted accounting principles consistently applied, and the report of such accountants shall not contain any qualification or disclaimer of opinion by reason of audit limitations imposed by the Primary Borrower.

          (b) The Primary Borrower will furnish to the Agent and each of the Lenders within sixty (60) days after and as at the close of each Fiscal Quarter its interim financial statements, including, without limitation, consolidated and consolidating balance sheets and related statements of operations and earnings and changes in financial position of the Primary Borrower for the previous Fiscal Quarter and from the beginning of the Fiscal Year to the end of such Fiscal Quarter, together with comparisons to the previous year, if appropriate, prepared by the Primary Borrower's accounting staff in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be accompanied by a certificate of the Primary Borrower's chief financial officer that, based on such statements, the Primary Borrower is not in default of the financial covenants hereunder.

          (c) The Primary Borrower will promptly furnish upon their becoming available, copies of all regular and periodic financial reports, if any, which the Primary Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission or with any securities exchange.

          (d) The Primary Borrower will promptly furnish upon their becoming available, copies of all prospectuses of the Primary Borrower and all reports, proxy statements and financial statements mailed by the Primary Borrower to its shareholders generally.

          (e) The Primary Borrower will promptly furnish to the Agent and each of the Lenders on a quarterly basis within sixty
(60) days after and as at the close of each Fiscal Quarter with a schedule of any outstanding standby or performance letters of credit issued to a third party beneficiary for the account of the Primary Borrower.

          (f) The Primary Borrower will furnish Agent and each of the Lenders as soon as reasonably practicable with such further information regarding the Primary Borrower's business, condition, other credit sources, property, assets or operations, financial or otherwise, as the Agent, at the instruction of the Required Lenders, may from time to time reasonably request, all prepared in form and detail reasonably satisfactory to the Agent and the Lenders.

          (g) The Primary Borrower will at all times maintain true and complete records and books of account including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles consistently applied.

          (h) The Primary Borrower will furnish to the Agent and each of the Lenders on each Monthly Due Date a report detailing
(i) each Letter of Credit issued and each Foreign Currency Loan made since the prior Monthly Due Date, together with the amount of the Foreign Currency disbursed in respect of each such Foreign Currency Loan and the equivalent amount of U.S. Dollars based upon the Applicable Exchange Rate, and (ii) all outstanding Letters of Credit identifying in each case the corresponding Borrower and the principal amount of the corresponding Letter of Credit Exposure, and (iii) all outstanding Foreign Currency Loans, identifying in each case the corresponding Foreign Currency Borrower and the remaining unpaid principal of the corresponding Foreign Currency Loan in the equivalent amount of U.S. Dollars computed under the Applicable Exchange Rate.
Should the Facility Obligations equal or exceed ninety percent (90%) of the Commitment, such report shall be furnished on the first Business Day of each week.

     7.3 Inspection of Borrowers' Property and Records. Each Borrower shall permit, and cause any Subsidiary to permit, representatives of the Agent and the Lenders (a) to visit and inspect any of the properties of such Borrower or any Subsidiary,
(b) to examine its or their corporate books and records, (c) to make extracts or copies of such books and records, and (d) to discuss its or their affairs, finances and accounts with its or their officers or partners, as applicable. The foregoing may be done at any time within regular business hours upon one (1) Business Day's advance notice.

     7.4  Preservation of Borrower's Existence and Business.

          (a) Each Borrower will preserve and keep in full force and effect such Borrower's existence, rights, licenses and franchises and those of any Subsidiaries which are necessary and material to such Borrower's and Subsidiaries' operations taken as a whole.

          (b) No Borrower will make or permit to be made any material change in the character of Borrower's business or operations.

     7.5 Payment of Debts and Obligations. Each Borrower will duly pay and discharge, and the Primary Borrower will cause each of the Subsidiaries to pay and discharge, all (i) its material obligations when due and (ii) taxes, assessments and governmental charges of which it has knowledge assessed against it or against its properties prior to the dates on which penalties are attached thereto, unless and to the extent only that such obligations, taxes, assessments or charges are not material or shall be contested in good faith and by appropriate proceedings by it.

     7.6 Loans and Guaranties by the Primary Borrower. The Primary Borrower may loan or make advances to, or guarantee, the obligations or Indebtedness of any other Person, including any Subsidiary, directly or indirectly, or any Subsidiary may do so, provided that in the event any such loan, advance or guaranty is in an amount in excess of $5,000,000.00, the Primary Borrower shall provide, or shall cause any Subsidiary to provide, the Agent and the Lenders with prompt written notice of such loan, advance or guaranty and such other information as the Agent or the Lenders may reasonably request.

     7.7 Insurance Coverage. The Primary Borrower will maintain, and cause any Subsidiaries to maintain, an adequate insurance program covering all such properties and risks as are customarily insured by, and in amounts not less than those customarily carried by, corporations engaged in similar business and similarly situated.

     7.8 Litigation. The Primary Borrower will promptly notify the Agent and the Lenders in writing of the commencement of any single litigation in excess of One Million Dollars ($1,000,000.00), or related litigations, which, when aggregated, are in excess of One Million Dollars ($1,000,000.00), to which any Borrower or any Subsidiary, is a party defendant or is a cross- or counter-defendant, except for litigation in which any Borrower's contingent liability is fully covered by insurance. The Primary Borrower will promptly notify the Agent and the Lenders in writing of any judgment against any Borrower or Subsidiary in excess of $500,000.00.

     7.9 ERISA Compliance. No Borrower will (a) incur any accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations thereunder, equal to 5% of Consolidated Tangible Net Worth with regard to its defined benefit and money purchase pension plans or (b) incur any liability of comparable size to the Pension Benefit Guaranty Corporation.

     7.10 FLSA Compliance.  Each Borrower will and the Primary
Borrower will cause each Subsidiary to comply with the provisions of the Fair Labor Standards Act of 1938, as amended.

     7.11 Compliance with All Laws, Etc. No Borrower will knowingly be, nor will the Primary Borrower permit any Subsidiary to knowingly be, in violation of any law or regulation, order, writ, injunction or decree of any court or governmental instrumentality or in breach of any agreement or instrument to which any Borrower or any Subsidiary is subject or in default thereunder, which violation, breach or default results in a material adverse impact on the Primary Borrower's consolidated financial condition.

     7.12 Mergers, Acquisitions, Bulk Sales and Reorganization. No Borrower will enter into or be a party to any merger, consolidation or reorganization, nor will the Primary Borrower permit any Subsidiary to do so, or sell, transfer, convey, lease or otherwise dispose of all or substantially all of any Borrower's or any Subsidiary's capital assets or business; provided, however, that this Part does not limit in any way the making of leases by any Borrower, as lessor, of such Borrower's products, programs or other inventory in the ordinary course of such Borrower's business; and provided further that any Wholly-owned Subsidiary may be merged into the Primary Borrower or any other Wholly-owned Subsidiary; and provided further that the Primary Borrower may sell assets or otherwise dispose of Alliance Tool Corporation. Notwithstanding the foregoing, the Primary Borrower may enter into or be a party to any agreement to acquire the Stock or assets of a corporation or any part thereof or issue its Stock in exchange for the assets or Stock of a corporation or any part thereof, provided, however, that there shall be no material adverse impact on the consolidated financial condition or ownership of the Primary Borrower if any of the foregoing occur.

     7.13 Subsidiaries.

          (a) No Borrower will organize or cause to exist any Subsidiaries, except for the Subsidiaries listed in Schedule B, unless such Subsidiary shall provide the Lenders and the Agent with a guaranty of payment, in a form acceptable to the Lenders and the Agent, of the Note and all other Indebtedness of the Borrowers to the Lenders and the Agent created under this Agreement. The amount of Indebtedness guaranteed by any Subsidiary created or acquired after the Effective Date shall be limited to the aggregate amount of moneys from time to time advanced by the Primary Borrower to the new Subsidiary together with the fair market value of any property transferred from time to time by the Primary Borrower to the new Subsidiary (whether such advances or transfers are made as loans or as equity contributions) which have not been repaid or returned to the Primary Borrower.

          (b) No Borrower will sell, convey, transfer, assign, pledge or otherwise encumber any of the Stock of any Subsidiary to any Person except for the Stock of Alliance Tool Corporation.

          (c) With regard to any Subsidiaries created after the Effective Date, such Subsidiaries shall be duly organized, validly existing and in good standing under the laws of the states or countries of their originations and duly qualified to do business in all jurisdictions in which each owns substantial properties or conducts substantial business or in which any of their activities makes such qualification necessary except in those jurisdictions in which failure to so qualify would not result in a material adverse impact on such Subsidiary's ability to conduct business or own properties. If any such Subsidiaries do not qualify in any such jurisdictions to do business or to own properties, Borrower shall give the Agent and the Lenders prompt written notice of such change in circumstances.

     7.14 Ownership of Securities. Except as permitted pursuant to and under Section 7.6 and except in the ordinary course of Borrower's business, no Borrower will make or hold any investment in any securities of any kind other than ownership of Stock of Subsidiaries or make or keep outstanding any advance or loan.
The foregoing provision shall not apply to any investment in direct obligations of the United States of America, certificates of deposit issued by a member bank of the Federal Reserve System, or any investment in commercial paper which at the time of such investment is assigned a high quality rating in accordance with the rating systems employed by either Moody's Investors Service, Inc. or Standard & Poor's Corporation.

     7.15 Maintenance of Properties. Each Borrower will maintain and keep its properties in good condition, and from time to time make all repairs, renewals and replacements, to the extent necessary for the conduct of its business, and the Primary
Borrower will cause the Subsidiaries to do the same.

     7.16 Notice to Lenders and Agent of Default. The Primary Borrower will immediately notify the Lenders and the Agent in writing with full details if (a) any event occurs or any condition exists which constitutes, or which but for a requirement of lapse of time or notice or both would constitute, an Event of Default under Section 9.1, or which might materially and adversely affect the consolidated financial condition or operations of the Primary Borrower or (b) any representation or warranty made in this Agreement or in any writing related to it may for any reason cease in any material respect to be true and complete.

     7.17 Tangible Net Worth. The Primary Borrower will not permit its Consolidated Tangible Net Worth to decline by more than more than 20% during each twelve month period (without carry-over from any prior period and on a non-cumulative basis) ending on the last day of each Fiscal Quarter; provided, however, that, if the Primary Borrower shall repurchase its own capital Stock, up to an aggregate amount of $10,000,000 of such repurchases during the term of this Agreement shall be excluded from the computation of Consolidated Tangible Net Worth for the purposes of this Section 7.17.

     7.18 Liabilities to Tangible Net Worth.  The Primary
Borrower will not permit its Consolidated Liabilities to be at any time more than 300% of its Consolidated Tangible Net Worth.

     7.19 Working Capital.  The Primary Borrower shall maintain
Working Capital of $33,000,000 at all times.

     7.20 EBITDA to Funded Indebtedness. The Primary Borrower shall not permit the ratio of EBITDA to Consolidated Funded
Indebtedness to be less than 0.20 to 1.00 as measured during each twelve month period ending on the last day of each Fiscal
Quarter.

     7.21 Interest Coverage. The Primary Borrower shall not permit the ratio of EBITDA to Consolidated Interest Expense to be less than 3.0 to 1.0 for each twelve month period ending on the last day of each such Fiscal Quarter.

     7.22 Restrictions on Use of Proceeds. Each Borrower shall use the proceeds of the Loans to fund capital expenditures, working capital and other general corporate expenditures, including repurchases of the Primary Borrower's capital Stock and including investments in businesses similar in nature to that of the Primary Borrower, and for no other purposes. No proceeds of any of the Loans made pursuant to this Agreement or pursuant to any of the Credit Agreements shall be used by any Borrower to make any advance to or investment in, directly or indirectly, any of its Subsidiaries unless the Subsidiary is a Guarantor of the Loans hereunder as required by Section 7.13(a).

     7.23 Certain Indebtedness to Net Worth.    The Primary
Borrower will not permit the total portion of its Consolidated Liabilities which is comprised of liabilities of every nature that are secured by liens on its property or incurred under, pursuant to or in connection with any title retention agreement or any industrial development revenue bond to exceed in the aggregate 25% of its Consolidated Tangible Net Worth; provided, however, that liabilities under any industrial development revenue bond which are not secured by a security interest in or lease of property shall be excluded from such computation.

     7.24 Restrictions on Other Borrowings. No Borrower shall enter into, and the Primary Borrower shall not permit any Subsidiary to enter into, any agreement or contractual commitment which limits the payment of dividends or the repayment of advances by any of the Subsidiaries to the Primary Borrower.


PART 8.   GUARANTY

     Without limitation of any obligation of any of the Borrowers or any right of the Lenders hereunder, the Initial Guarantors hereby unconditionally guaranty to the Lenders and the Agent the full, prompt and punctual payment when due of any and all Facility Obligations.

     The Initial Guarantors agree and understand that their obligations under this Part 8 shall be unconditional, regardless of any circumstances which might constitute a legal or equitable discharge of a surety or guarantor and regardless of any law, rule, regulation, decree or order now or hereafter in effect in any jurisdiction purporting to affect in any manner any of the terms of the Facility Obligations or the rights of the Lenders or the Agent under this Part 8, and the Initial Obligors expressly waive each of the foregoing. In furtherance, but not in limitation, of the foregoing, the liability of the Initial Guarantors under this Part 8 shall be unconditional irrespective of the following:

     (i) The lack of genuineness, validity, regularity or enforceability of the Facility Obligations or of any debt, liability or obligation evidenced thereby or contained therein;

     (ii) Any extension of time of payment or renewal in whole or in part of any Facility Obligation;

     (iii)The failure of the Lenders or the Agent to obtain rights in any collateral or to perfect rights in any collateral which may now or hereafter secure payment of any Facility
Obligation;

     (iv) Any exchange or release of, or compromise or settlement with respect to, any obligation or any collateral which may now or hereafter secure payment of any Facility Obligation;

     (v) Any change in or waiver of the time, manner or place of payment, or any other term, of any Facility Obligation;

     (vi) The bankruptcy, insolvency, dissolution, reorganization, merger, consolidation, sale of assets, discharge in bankruptcy, adjustment or composition of debts, appointment of a trustee or receiver, or any other proceeding or event, with respect to any Borrower;

     (vii)The release of, or any compromise or settlement with, any guarantor, endorser or other party, person or entity liable primarily or secondarily on any Facility Obligation;

     (viii)Any delay or lack of promptness or diligence by the Lenders or the Agent in enforcing the rights of the Lenders or the Agent under any Facility Document;

     (ix) The existence of any claim, set-off or other rights which any Borrower may have at any time against the Lenders or the Agent or other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

     (x) Any claim of invalidity or unenforceability relating to or against any other Borrower or any Guarantor for any reason with respect to the Facility Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any other Borrower or any such Guarantor of any Facility Obligation; or

     (xi) Any other act or omission to act or delay of any kind by any Borrower, any Guarantor, the Lenders or the Agent or any other corporations or person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of a Borrower's obligations under this Part 8.

     The Initial Guarantors agree that if the Lenders or the Agent are ever required to repay all or any part of any amount or amounts received by the Lenders or the Agent in payment or on account of any Facility Obligation, by reason of any judgment, order or decree of any court or administrative body, or by reason of any settlement or compromise of any claim made upon the Lenders or the Agent to repay any such amount or amounts, then any such judgment, order, decree, settlement or compromise shall be binding upon each Initial Guarantor notwithstanding any termination of this Agreement or the cancellation of any Facility Obligation; and the Initial Guarantors shall be and remain liable to the Lenders and the Agent under this Part 8 for the amounts so repaid to the same extent as if such amounts had never originally been received by the Lenders or the Agent.

     The Lenders and the Agent may proceed to exercise any rights or remedies which the Lenders and the Agent may have under this
Part 8 without first pursuing or exhausting any other rights or remedies which the Lenders or the Agent may have against any Borrower, any collateral security for the payment of the Facility Obligations, or any other Guarantor or other person or entity.

     If a Borrower makes any payment pursuant to and under this Agreement, including without limitation this Part 8, such Borrower shall not exercise any right of subrogation or any right of contribution unless and until the Lenders and the Agent have received payment in full of the Facility Obligations.

     This Part 8 is a continuing guaranty and shall remain in force and effect until all of the Facility Obligations (including all expenses and reasonable attorneys' fees which may be incurred in enforcing any rights of the Lenders and the Agent under this
Part 8) shall be paid or performed.

     Each Borrower hereby irrevocably waives notice of acceptance hereof, presentment, demand, protest and any notice not provided for herein.

     All sums to the credit of any Initial Guarantor and any property of any Initial Guarantor in the possession of any Lender or the Agent at any time shall be deemed held by such Lender or the Agent as security for payment of the Facility Obligations and each Initial Guarantor hereby grants to each Lender and the Agent the right, without notice to such Initial Guarantor, to set off such sums against any obligations of such Initial Guarantor hereunder.

     Each Initial Guarantor shall have no right of subrogation, reimbursement, indemnity or contribution from any Borrower
(including another Initial Guarantor) unless and until all Facility Obligations shall have been paid in full.

 PART 9.  DEFAULT

     9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

          (a) Any Borrower fails to pay any principal or interest owing under this Agreement or any Note when due and payable and such default shall have continued for a period of five (5) Business Days thereafter;

          (b) Any Borrower defaults in the performance of any other covenant, condition, or provision in this Agreement or the Notes, or any Guarantor of the Notes defaults in the performance of any covenant, condition, or provision of a Guaranty, and such Borrower or the Guarantor, as the case may be, does not remedy that default within a period of thirty (30) days after written notice of such default shall have been rendered to the Primary Borrower by the Agent at the request of the Required Lenders.

          (c) Any representation or warranty made by any Borrower in this Agreement, by any Guarantor in any Guaranty or by any Borrower or any Guarantor in any certificate or financial statement furnished to the Lenders or the Agent is false or misleading in any material respect as of the time made or furnished and such Borrower or Guarantor shall fail to take corrective measures satisfactory to the Required Lenders within thirty (30) days (or five (5) days as to Section 7.2(h)) after written notice of such false or misleading representation or warranty shall have been rendered to the Primary Borrower by the Agent at the request of the Required Lenders;

          (d)(i) Any Borrower defaults in any payment of the principal of or interest on any obligation(s) for borrowed money or evidences of Indebtedness (other than hereunder) in an amount in excess of $10,000 (including underlying principal), whether owing to the Lenders or any other Person and including Subordinated Debt, or in the performance of any other material term or condition contained in any agreement under which any such obligation(s) or evidences of Indebtedness are created, or (ii) any of Borrowers' Affiliates or any Guarantor defaults in any payment of the principal of or interest on any obligation(s) for borrowed money or evidences of Indebtedness (other than hereunder or trade Indebtedness which continues to be contested in good faith and by appropriate proceedings), whether owing to the Lenders or any other Person and including Subordinated Debt, or in the performance of any other term or condition contained in any agreement under which any such obligation(s) or evidences of Indebtedness are created, provided that any such default is a material default, and such default(s) shall continue beyond the period of grace, if any, specified therein, regardless of whether such obligation or Indebtedness is actually accelerated and, in the case of Subordinated Debt, regardless of whether payment upon such acceleration is postponed pursuant to the terms of such subordination, unless a Borrower, any of Borrowers' Affiliates or any Guarantor, as the case may be, is in the process of contesting such default(s) in good faith and by appropriate proceedings;

          (e)(i) Any event occurs or condition exists which, with notice or lapse of time or both, would make any employee pension or benefit plan of any Borrower, any Subsidiary or any Guarantor subject to termination under subsections (1), (2) and
(3) of Section 4042(a) of ERISA, unless the Agent at the request of the Required Lenders has first given its prior written approval of such event or condition, which approval will not be unreasonably withheld, or (ii) any Borrower, any Subsidiary, any Guarantor or any of their respective plan administrators shall have received notice from the Pension Benefit Guaranty Corporation indicating that it has made a determination that any employee pension benefit plan of Borrower, any Subsidiary or any Guarantor is subject to termination under Section 4042(a)(4) of ERISA, or (iii) any Borrower, any Subsidiary or any Guarantor is subject to employer's liability under Sections 4062, 4063, or 4064 of ERISA, in each case under ERISA as now or hereafter amended, unless, however, Borrower, any Subsidiary or any Guarantor, as the case may be, is in the process of contesting such termination or determination of employer's liability under ERISA in good faith and by appropriate proceedings, the Agent and the Lenders have received prior written notice of such contest and, by such contest, Borrower is not otherwise in violation of
Section 7.9 hereof; and provided further, that Borrower's planned curtailment and standard termination of Borrower's Defined Benefit Pension Plan as defined at the Effective Date, if consummated in accordance with ERISA and if such consummation does not violate any of the covenants hereunder, shall, for the purposes of this Part, not be considered an Event of Default;

          (f) any Borrower, any Subsidiary or any Guarantor is generally not paying its debts, respectively, as they become due in the ordinary course of its business;

          (g) any Borrower, any Subsidiary or any Guarantor makes an assignment for the benefit of creditors, commences (as the debtor) any case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law;

          (h) A case in bankruptcy or any proceeding under any insolvency law is commenced against any Borrower, any Subsidiary or any Guarantor (as the debtor in such case or proceeding) and a court having jurisdiction in the premises enters an order for relief against such Borrower, the Subsidiary or the Guarantor in such case or proceeding and that order is not overturned or stayed within sixty (60) days of entry, or such case or proceeding is consented to by such Borrower, the Subsidiary or the Guarantor, or such Borrower, the Subsidiary or the Guarantor consents to or admits the material allegations against it in any such case or proceeding;

          (i) A trustee, receiver, agent or custodian (however named) is appointed or authorized to take charge of substantially all of the property of any Borrower, any Subsidiary or any Guarantor for the purpose of enforcing a lien against such property for the benefit of creditors and the order, if any, appointing the trustee, receiver, agent or custodian is not overturned or stayed within thirty (30) days of entry;

          (j) One or more final judgments which when aggregated are in excess of Five Hundred Thousand Dollars ($500,000.00) or more at any one time outstanding are rendered against any Borrower, any Subsidiary or any Guarantor and are not satisfied, bonded, stayed or insured for a period of thirty (30) days thereafter; and

          (k) Any of the Guaranties actually delivered pursuant hereto shall at any time not be in full force and effect and valid and binding with respect to the Guarantor under such Guaranty for any reason whatsoever.

     9.2 Optional Acceleration. If one or more Events of Default occur under Section 9.1(a), (b), (c), (d), (e), (f), (j) or (k) above which is not cured as provided or waived by the Required Lenders, the Agent shall, upon request of the Required Lenders, by a written notice to the Borrower: (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

     9.3 Automatic Acceleration. If one or more Events of Default occur under Section 9.1(g), (h) or (i) above, then the Commitment shall automatically and forthwith terminate and the Notes and interest accrued thereon and all liabilities of the Borrowers under this Agreement to the Lenders and the Agent shall automatically become forthwith due and payable in full. The Notes shall then become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

     9.4 Acceleration of Other Obligations to Lenders. If the Notes become due and payable under the terms of this Part, then each and every other note of the Borrowers payable to the Lenders will also become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.

PART 10.  THE AGENT; RELATIONS AMONG LENDERS AND BORROWER

     10.1. Appointment, Powers and Immunities of Agent. Each Lender hereby irrevocably (but subject to removal by the Required Lenders pursuant to 10.9) appoints and authorizes the Agent to act as its agent hereunder and under any other Facility Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Facility Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Facility Document, and shall not by reason of this Agreement be a trustee for any Lender. The Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any officer or official of the Borrowers or any other Person contained in this Agreement or any other Facility Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Facility Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any collateral security for the Loans or for any failure by the Borrowers to perform any of its obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

     10.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Lender as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Lender shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Lender. As to any matters not expressly provided for by this Agreement or any other Facility Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and any other holder of all or any portion of any Loan.

     10.3. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loans to the extent the same is required to be paid to the Agent for the account of the Lenders) unless the Agent has received notice from a Lender or the Borrowers specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Agent shall (subject to 10.8) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

     10.4. Rights of Agent as a Lender. With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its capacity as a Lender. The Agent and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, the Borrowers (and any of Borrowers' Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. Although the Agent and its affiliates may in the course of such relationships and relationships with other Persons acquire information about the Borrowers, Borrowers' Affiliates and such other Persons, the Agent shall have no duty to disclose such information to the Lenders.

     10.5. Indemnification of Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed under 11.3 or under the applicable provisions of any other Facility Document, but without limiting the obligations of the Borrowers under
 11.3 or such provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Lenders (without giving effect to any participations, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrowers is obligated to pay under 11.3 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

     10.6. Documents. The Agent will forward to each Lender, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Facility Document to be delivered to the Agent for such Lender.

     10.7. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Facility Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any other Facility Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any Subsidiary (or any of Borrowers' Affiliates) which may come into the possession of the Agent or any of its affiliates. The Agent shall not be required to file this Agreement, any other Facility Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein, to anyone.

     10.8. Failure of Agent to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Lenders under 10.5 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.9. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, and the Agent may be removed at any time with or without cause by the Required Lenders; provided that the Borrowers and the other Lenders shall be promptly notified thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank which has an office in New York, New York. The Required Lenders or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Borrowers and the other Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Part 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     10.10. Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Facility Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

     10.11. Liability of Agent. The Agent shall not have any liabilities or responsibilities to the Borrowers on account of the failure of any Lender to perform its obligations hereunder or to any Lender on account of the failure of the Borrowers to perform its obligations hereunder or under any other Facility Document.

     10.12. Transfer of Agency Function. Without the consent of the Borrowers or any Lender, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Borrowers and the Lenders thereof.

     10.13. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrowers (either one as appropriate being the "Payor") prior to the date on which such Lender is to make payment hereunder to the Agent of the proceeds of a Loan or the Borrowers is to make payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment (and, if such recipient is a Borrower and the Payor Lender fails to pay the amount thereof to the Agent forthwith upon demand) such Borrower shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the average daily Federal Funds Rate for such period.

     10.14. Withholding Taxes. Each Lender represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Lender's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Lender is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by the Borrowers is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Lender will furnish to the Agent Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender as evidence of such Lender's exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Lender in respect of any Loan or such Lender's Commitment until such Lender shall have furnished to the Agent the requested form, certification, statement or document.

     10.15. Several Obligations and Rights of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

     10.16. Pro Rata Treatment of Loans, Etc. Except to the extent otherwise provided: (a) each borrowing under 2.1 shall be made from the Lenders, each reduction or termination of the amount of the Commitments under 2.9 shall be applied to the Commitments of the Lenders, and each payment accruing under 2.7 shall be made for the account of the Lenders, pro rata according to the amounts of their respective unused Commitments; and (b) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Agent for the account of the Lenders holding Loans of such type and Interest Period pro rata in accordance with the respective unpaid principal amounts of such Loans in respect of such Interest Period held by such Lenders.

     10.17. Sharing of Payments Among Lenders. If a Lender shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrowers agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation (or direct interest). Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of the Borrowers.

PART 11.  MISCELLANEOUS

     11.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrowers, the Agent and the Required Lenders, or by the Borrowers and the Agent acting with the consent of the Required Lenders and any provision of this Agreement may be waived by the Required Lenders or by the Agent acting with the consent of the Required Lenders; provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Lenders or by the Agent acting with the consent of all of the Lenders: (a) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (b) extend the date fixed for the payment of principal of or interest on any Loan or any fee payable hereunder, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee payable hereunder, (d) alter the terms of this
Section 11.1, (e) amend the definition of the term "Required Lenders", (f) waive any of the documentary conditions precedent set forth in Section 5.2 and Schedule A hereto, or (g) intentionally release any collateral from any security interest under the Security Agreements; and provided, further, that any amendment of Part 10 hereof or any amendment which increases the obligations of the Agent hereunder shall require the consent of the Agent. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     11.2. Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrowers under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Lender limiting rates of interest which may be charged or collected by such Lender.

     11.3. Expenses. The Borrowers shall reimburse the Agent and the Lenders on demand for all reasonable costs, expenses, and charges (including reasonable attorney's fees, both outside counsel and the allocated cost of in-house counsel) incurred by the Agent or the Lenders (a) in connection with the negotiation, preparation and documentation of the Facility Documents and any subsequent amendments, modifications or waivers thereto, and (b) subsequent to any Default in connection with the enforcement or work-out of the Loans, including the negotiation and preparation of any other agreements, instruments or documents pertaining to the Loans or any of the debts, liabilities or obligations of the Borrowers or the Guarantors under any of the Facility Documents. The Borrowers agrees to indemnify the Agent and each Lender and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrowers or any Subsidiary of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). The obligations of the Borrowers under this paragraph shall survive the payment of the Notes.

     11.4. Survival. The obligations of the Borrowers under 2.10, 2.11, 2.14, 10.5 and 11.3 shall survive the repayment of the Loans and the termination of the Commitments.

     11.5. Assignment; Participations. (a) This Agreement shall be binding upon, and shall inure to the benefit of, the Borrowers, the Agent, the Lenders and their respective successors and assigns, except that the Borrowers may not assign or transfer its rights or obligations hereunder. Each Lender may assign, or sell participations in, all or any part of its commitment or any Loan to another bank or other entity, in which event (i) in the case of an assignment, upon notice thereof by the Lender to the Borrowers with a copy to the Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were a Lender hereunder; and (ii) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrowers under
 2.10, 2.11 and 2.14 shall be determined as if such Lender had not sold such participation. No assignment can be made without the consent of the Borrowers and the Agent (which consents will not be unreasonably withheld) or in a principal amount which is less than $5,000,000 ; provided further that no consent of the Borrowers to any assignment shall be required after the occurrence of an Event of Default which shall be continuing. The agreement executed by a Lender in favor of any participant shall not give the participant the right to require such Lender to take or omit to take any action hereunder except action directly relating to (i) the extension of the Revolving Credit Termination Date, (ii) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (iii) the reduction of the principal amount outstanding hereunder or (iv) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with such Lender. Such Lender may furnish any information concerning the Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) with the prior written consent of the Borrowers, which consent shall not be unreasonably withheld; provided that such Lender shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information. In connection with any assignment pursuant to this paragraph (a), an administrative fee in the amount of $2,500 shall be paid to the Agent by the assignee for processing such assignment.

     (b) In addition to the assignments and participations permitted under paragraph (a) above, any Lender may assign and pledge all or any portion of its Loans and Note to (i) any Affiliate of such Lender or (ii) any Federal Reserve Lender as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender. No such assignment shall release the assigning Lender from its obligations hereunder.

     11.6. Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, cable or in writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature page hereof or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

     11.7. Setoff. The Borrowers agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrowers at any of such Lender's offices, in U.S. Dollars or in any other currency, against any amount payable by the Borrowers to such Lender under this Agreement or such Lender's Note which is not paid when due (regardless of whether such balances are then due to the Borrowers), in which case it shall promptly notify the Borrowers and the Agent thereof; provided that such Lender's failure to give such notice shall not affect the validity thereof. Payments by the Borrowers hereunder shall be made without setoff or counterclaim.

     11.8. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

     11.9. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     11.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

     11.11. Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, the whole of this Agreement and the rights and obligations of party hereunder shall be governed, construed and interpreted in accordance with, the laws of the State of New York without regard to any conflicts-of-laws rules which would require the application of the laws of any other jurisdiction; provided that the foregoing is not intended to limit the maximum rate of interest which may be charged or collected by a Lender hereunder if, under the law applicable to it, such Lender may charge or collect such interest at a higher rate than is permissible under the law of New York State.

     11.12. Headings. The headings to Parts and Sections appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to, define, limit or extend the scope or intent of the Parts or Sections to which they apply.

     11.13. Interpretation. In the event any of the terms, provisions and conditions of this Agreement are inconsistent with the terms, provisions and conditions of the Notes, the terms, provisions and conditions of this Agreement shall control.

     11.14. Jurisdiction; Immunities; Agent for Service of Process. (a) Each Borrower hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in Monroe County, New York over any action or proceeding arising out of or relating to this Agreement or the Notes or any other Facility Document, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified in 11.6. Each Borrower further waives any objection to venue in Monroe County, New York and any objection to an action or proceeding in Monroe County, New York on the basis of forum non conveniens. Each Borrower further agrees that any action or proceeding brought against the Agent shall be brought only in New York State or United States Federal court sitting in Monroe County.

          (b) Nothing in this 11.14 shall affect the right of the Agent to serve legal process in any other manner permitted by law or affect the right of the Agent to bring any action or proceeding against each Borrower or its property in the courts of any other jurisdictions.

          (c) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes.

          (d) Each Affiliate Borrower irrevocably appoints the Primary Borrower as its agent to receive service of process within the State of New York. By executing this Agreement, the Primary Borrower irrevocably consents to act as agent under this appointment.

     11.15. Enforcement of Judgments. (a) Each Borrower agrees that a final judgment obtained against it in any action or proceeding in the courts of the United States or of the State of New York in respect of any claim of the Lenders or the Agent under this Agreement shall be conclusive and binding and not subject to collateral attack by it for any reason whatsoever. Each Affiliate Borrower further agrees that any such judgment may be sued upon and enforced in any court of competent jurisdiction in any other jurisdiction by suit on such judgment or in any other manner provided by law, with full power of execution and levy, and waives any defense it may have to the enforcement of such judgment.

          (b) If for the purpose of obtaining judgment in any court of competent jurisdiction or for any other purpose hereunder it is necessary to convert an amount due hereunder into U.S. Dollars ("U.S. Currency") from another currency ("Second Currency"), the rate of exchange applied shall be the spot rate at which, in accordance with normal banking procedures, the Agent could purchase, in the New York foreign exchange market, the U.S. Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Second Currency due from it to the Lenders or the Agent hereunder shall, notwithstanding any judgment in the U.S. Currency, be discharged by a payment made to such Lender or the Agent on account thereof in the U.S. Currency only to the extent that, on the Business Day following receipt of such payment in the U.S. Currency, such Lender or the Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Second Currency with the amount of the U.S. Currency so paid; and if the amount of the Second Currency which may be so purchased is less than the amount originally due in the Second Currency, each Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify such Lender and the Agent against such deficiency. The term "rate of exchange" in this
Section includes any premium and costs of exchange payable in connection with the purchase of the Second Currency.




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

     IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers have executed this Agreement as of the day and year first above written.


                    GLEASON CORPORATION

                         /s/ John J. Perrotti
                    By:      John J. Perrotti

                    Its:     Vice President - Finance

                    Address for Notices:
                         Gleason Corporation
                         1000 University Avenue
                         Rochester, New York  14692-2970
                         Attn:  John J. Perrotti
                                Chief Financial Officer
                         Telecopier No.:  (716) 461-4092


                    THE GLEASON WORKS

                         /s/ John J. Perrotti
                    By:      John J. Perrotti

                    Its:     Vice President - Finance

                    Address for Notices:
                         The Gleason Works
                         1000 University Avenue
                         Rochester, New York  14692-2970
                         Attn:   John J. Perrotti
                                 Vice President -- Finance
                         Telecopier No.:  (716) 461-4092

                    GLEASON INTERNATIONAL MARKETING CORPORATION

                         /s/ Ralph E. Harper
                    By:      Ralph E. Harper

                    Its:     Secretary

                    Address for Notices:
                         Gleason International Marketing
                         Corporation
                         c/o Gleason Corporation
                         1000 University Avenue
                         Rochester, New York  14692-2970
                         Attn:  Ralph E. Harper
                                Secretary and Treasurer
                         Telecopier No.:  (716) 461-4092


                    HURTH MASCHINEN UND WERKZEUGE NACHF.GMBH

                         /s/ Dr. Horst Gohren
                    By:      Dr. Horst Gohren

                    Its:     Managing Director

                    Address for Notices:
                         Hurth Maschinen und Werkzeuge NACHF.GmbH
                         c/o Gleason Corporation
                         1000 University Avenue
                         Rochester, New York  14692-2970
                         Attn:  John J. Perrotti
                                Vice President and Controller
                         Telecopier No.:  (716) 461-4092



                    GLEASON WORKS (HOLDINGS) LIMITED

                         /s/ Ralph E. Harper
                    By:      Ralph E. Harper

                    Its:     Secretary

                    Address for Notices:
                         Gleason Works Limited
                         c/o Gleason Corporation
                         1000 University Avenue
                         Rochester, New York  14692-2970
                         Attn:  Ralph E. Harper
                                Secretary
                         Telecopier No.:  (716) 461-4092


                    GLEASON WORKS LIMITED

                         /s/ Ralph E. Harper
                    By:      Ralph E. Harper

                    Its:     Secretary

                    Address for Notices:
                         Gleason Works Limited
                         c/o Gleason Corporation
                         1000 University Avenue
                         Rochester, New York  14692-2970
                         Attn:  Ralph E. Harper
                                Secretary
                         Telecopier No.:  (716) 461-4092


                    GLEASON WORKS ACQUISITION CORP.

                         /s/ Ralph E. Harper
                    By:      Ralph E. Harper

                    Its:     Secretary

                    Address for Notices:
                         Gleason Works Acquisition Corp.
                         c/o Gleason Corporation
                         1000 University Avenue
                         Rochester, New York  14692-2970
                         Attn:  John J. Perrotti
                                Treasurer
                         Telecopier No.:  (716) 461-4092


                    THE CHASE MANHATTAN BANK, N.A.

                         /s/ Thomas C. Strasenburgh
                    By:      Thomas C. Strasenburgh

                    Its:     Vice President


                    Lending Office and Address for Notices:
                         The Chase Manhattan Bank, N.A.
                         One Chase Square
                         Rochester, New York  14643
                         Attn:  Thomas C. Strasenburgh
                                Vice President
                         Telecopier No.:  (716) 258-4258


                    NBD BANK

                         /s/ Karl I. Bell
                    By:      Karl I. Bell

                    Its:     Vice President

                    Lending Office and Address for Notices:
                         611 Woodward Avenue
                         Detroit, MI  48222
                         Attn:  Karl I. Bell, Vice President
                         Telecopier #  (313) 225-1586


                    THE CHASE MANHATTAN BANK, N.A.,
                         as Agent

                         /s/ Thomas C. Strasenburgh
                    By:      Thomas C. Strasenburgh

                    Its:     Vice President


                    Address for Notices:
                         The Chase Manhattan Bank, N.A.
                         One Chase Square
                         Rochester, New York  14643
                         Attn:  Thomas C. Strasenburgh
                                Vice President
                         Telecopier No.:  (716) 258-4258